FILED PURSUANT TO RULE 424(B)(3)

REGISTRATION NO. 333-147737

CALCULATION OF REGISTRATION FEE

	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
UPS Notes	$232,571,000	100%	$232,571,000	$9,140

(1)	Calculated in accordance with Rule 457(r) of the Securities Act. This fee has been calculated by reference to the aggregate principal amount that remains available for issuance under the Company’s Medium Term Notes Program, which as of the date hereof is the amount reflected in the above fee table as the “Amount to be Registered.”

PROSPECTUS SUPPLEMENT

(To prospectus dated November 30, 2007)

$500,000,000

United Parcel Service, Inc.

UPS Notes

With Maturities of 9 Months or More from Date of Issue

We plan to offer and sell notes from time to time with various terms, which may include the following:

•	maturity of 9 months or more from the date of issue,

•	interest at either a fixed rate or a floating rate, or a combination of fixed and floating rates,

•	interest payment dates at monthly, quarterly, semi-annual or annual intervals (other than zero-coupon notes),

•	book-entry form (through The Depository Trust Company),

•	redemption and/or repayment provisions, if applicable, whether mandatory, at our option or the option of the holder, and

•	minimum denominations of $1,000 or integral multiples of $1,000, unless specified otherwise in the applicable pricing supplement.

We will specify the final terms of each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

The notes will be unsecured and will rank equally with our other unsecured and unsubordinated debt.

You must pay for the notes by delivering the purchase price to the purchasing agent, unless you make other payment arrangements.

Investing in the notes involves a number of risks. See “ Risk Factors” on page S-3.

We may sell notes to the purchasing agent as principal for resale on a varying or fixed price basis or through the purchasing agent as agent using its reasonable best efforts on our behalf. If we sell all of the notes, we expect to receive aggregate proceeds of between $475,000,000 and $497,000,000, after paying estimated agent’s discounts and commissions of between $3,000,000 and $25,000,000. The agent’s discounts and commissions may exceed these amounts with respect to sales of notes with stated maturities in excess of 30 years. Under certain circumstances, we may also sell notes directly on our own behalf without the assistance of the agent.

As of May 30, 2008, we had sold an aggregate principal amount of $267,429,000 of notes, and received aggregate proceeds of $264,415,193 after paying discounts and commissions of $3,013,807. Accordingly, we may offer and sell up to an additional aggregate principal amount of $232,571,000 of notes under this program.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

May 30, 2008

i

SUMMARY OF PROSPECTUS SUPPLEMENT

This section outlines the legal and financial terms of the notes that are more generally described in this prospectus supplement under “Description of Notes.” You should read the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus, as well as in the applicable pricing supplement relating to the particular offering of notes. Unless the context requires otherwise, references in the prospectus supplement to “UPS,” “we,” “us” and “our” refer to United Parcel Service, Inc. and its subsidiaries.

Issuer	United Parcel Service, Inc.

Purchasing Agent	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Title	UPS Notes, which we refer to as the notes.

Amount	The total program is for up to $500,000,000 aggregate principal amount. As of May 30, 2008, we had sold an aggregate principal amount of $267,429,000 of notes. Accordingly, we may offer and sell up to an additional $232,571,000 aggregate principal amount of notes under this program.

Denomination	Unless otherwise specified in the applicable pricing supplement, we will issue and sell notes in denominations of $1,000 and any integral multiple of $1,000.

Ranking	The notes will be senior notes, ranking equally with all of our other unsecured, unsubordinated debt. The notes will not be secured by any collateral.

Maturities	The notes will mature nine months or more from the date of issue, as specified in the applicable pricing supplement.

Interest	Each fixed rate note will bear interest from its date of issue at the annual rate stated in the applicable pricing supplement until the principal is paid. In the case of a zero-coupon note, the interest rate will be zero.

Unless otherwise specified in the applicable pricing supplement, interest on the fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

Each floating rate note will bear interest from the date of issue until the principal is paid at a rate determined by reference to an interest rate or interest rate formula, which may be adjusted by a spread and/or spread multiplier (each as more fully described under “Description of Notes”). The pricing supplement will designate one or more of the following interest rate bases along with the index maturity for that interest rate basis:

• the CD Rate;

• the Commercial Paper Rate;

• the CMS Rate;

• the CMT Rate;

• the CPI Adjustment Rate;

• the Eleventh District Cost of Funds Rate;

• EURIBOR;

• the Federal Funds Rate;

• LIBOR;

• the Prime Rate;

• the Treasury Rate; or

• such other interest rate basis or interest rate formula as set forth in such pricing supplement.

Any floating rate note may also have a maximum and/or minimum interest rate limitation.

Payment of Principal and Interest	We will pay interest on each note, other than a zero-coupon note, on either monthly, quarterly, semi-annual or annual interest payment dates and at maturity.

The principal amount of the notes will be payable on the maturity date of such notes at the corporate trust office of the trustee.

Redemption and Repayment	Unless otherwise provided in the applicable pricing supplement:

• the notes may not be redeemed by us or repaid at the option of the holder prior to maturity; and

• the notes will not be subject to any sinking fund.

The pricing supplement relating to any note will indicate whether the holder of such note will have the right to require us to repay a note prior to maturity upon the death of the owner of such note.

Form of Notes	The notes will be represented by global securities deposited with or on behalf of the depositary, The Depository Trust Company, and registered in the name of the depositary’s nominee. Global notes will be exchangeable for definitive notes only in limited circumstances. See “Description of Notes — Book-Entry System.”

Trustee	The Bank of New York Trust Company, N.A., Corporate Finance Administration DM-AT4-4, 101 Barclay Street, 8W, New York, New York 10286, under an indenture dated as of August 26, 2003, which we refer to as the indenture.

Calculation Agent	The Bank of New York Trust Company, N.A.

Risk Factors	For information about the risks relating to the notes, see “Risk Factors” beginning on page S-3 of this Prospectus Supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENTS

This prospectus supplement sets forth certain terms of the notes that we may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement does not contain complete information about the offering of the notes. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from the information in the prospectus.

Each time we offer and sell notes, you will receive or have access to a pricing supplement as well as this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement and the accompanying prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and any applicable pricing supplement in making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable pricing supplement. Neither we nor the purchasing agent have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the purchasing agent are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” in the accompanying prospectus.

RISK FACTORS

Your investment in the notes will involve a number of risks. You should consider carefully the following risks and the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 (which description is incorporated by reference herein) before you decide that an investment in the notes is suitable for you. You should consult your own financial and legal advisors regarding the risks and suitability of an investment in the notes.

We may choose to redeem your notes when prevailing interest rates are relatively low.

If the pricing supplement for your notes provides that the notes are redeemable at our option, we may choose to redeem your notes from time to time. If that pricing supplement provides that the notes are subject to mandatory redemption or are otherwise redeemable at the option of the holder, we also may be required to redeem the notes upon the occurrence of certain events or at a certain date. In the event that prevailing interest rates are relatively low when we elect or are required to redeem notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our ability to redeem the notes before the stated maturity date may affect the market value of the notes at any time when potential purchasers believe we are likely to redeem notes.

We cannot assure you that a trading market for your notes will ever develop or be maintained.

We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and market value of your notes. These factors include, among others:

•	the method of calculating the principal and interest for the notes;

•	the time remaining to the maturity of the notes;

•	the total outstanding amount of the notes;

•	the redemption features of the notes; and

•	the level, direction and volatility of market interest rates generally.

There may be a limited number of buyers when you decide to sell your notes, which may affect the price you receive for your notes or your ability to sell your notes at all.

Because of these limitations, you may not be able to sell notes readily or at prices that enable you to realize the yield you expect. In this regard, notes issued at substantial discounts from their principal amount payable at maturity, and zero-coupon notes, trade at prices that tend to fluctuate more in relation to general changes in interest rates than the prices for conventional interest-bearing notes with comparable maturities. You should not purchase notes unless you understand and are able to bear the risk that particular notes may not be easy to sell and that the value of the notes will fluctuate over time, perhaps significantly.

In addition, if your investment activities are subject to legal investment laws and regulations, you may not be able to invest in certain types of notes or your investment in them may be limited. You should review and consider any applicable restrictions before investing in the notes.

Survivor’s Option may be limited in amount and time

Even if particular notes are eligible for a survivor’s option, we have the discretionary right to limit the aggregate principal amount of notes subject to any survivor’s option that may be exercised in any calendar year to an amount equal to the greater of (i) $1,000,000 or (ii) 1% of the principal amount of all notes issued pursuant to this prospectus supplement outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $200,000 in any calendar year the aggregate principal amount of notes subject to any survivor’s option that may be exercised in such calendar year on behalf of any individual deceased owner of a beneficial interest in a note. Accordingly, no assurance can be given that exercise of any survivor’s option for the desired amount will be permitted in any single calendar year. Furthermore, a survivor’s option may not be exercised prior to the date that is one year after the date the particular note was issued.

Our credit ratings may not reflect all risks of an investment in the notes

The credit ratings on this Medium-Term Note program are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in the program’s credit ratings will generally affect the market value of your notes. The credit ratings on the program, however, do not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.

Tax consequences of holding the notes

Different noteholders will be treated differently depending on the terms of the notes and their own particular status and circumstances. Potential investors should consider and consult with their own tax advisors about the U.S. federal income (as well as applicable state, local and foreign income and other) tax consequences to them of investing in, holding, and disposing of the notes.

Floating rate notes with a multiplier or other leverage factor may be volatile.

Floating rate notes can be volatile investments. If they are structured to include multipliers or other leverage factors, or caps or floors, or any combination of those features or other similar related features, or, if the interest which is payable on a note is calculated by reference to a currency other than the currency of the notes, their market values may be even more volatile than those for securities that do not include those features.

The volatility of Inverse Floating Rate Notes may adversely affect the market value of the notes.

Inverse Floating Rate Notes have an interest rate equal to a fixed rate minus a rate based upon a reference rate such as LIBOR. The market values of such notes typically are more volatile than market values of other conventional floating rate debt securities based on the same reference rate (and with otherwise comparable terms). Inverse Floating Rate Notes are more volatile because an increase in the reference rate not only decreases the interest rate of the notes, but may also reflect an increase in prevailing interest rates, which further adversely affects the market value of these notes.

Upon conversion, Floating Rate/Fixed Rate Notes may yield a rate lower than prevailing rates at the time.

Floating Rate/Fixed Rate Notes may bear interest at a rate that we may elect to convert from a fixed rate to a floating rate, or from a floating rate to a fixed rate. Our ability to convert the interest rate will affect the secondary market and the market value of such notes since we may be expected to convert the rate when it is likely to produce a lower overall cost of borrowing. If we convert from a fixed rate to a floating rate, the spread on the Floating Rate/Fixed Rate Notes may be less favorable than then prevailing spreads on comparable Floating Rate Notes tied to the same reference rate. In addition, the new floating rate at any time may be lower than the rates on other notes. If we convert from a floating rate to a fixed rate, the fixed rate may be lower than then prevailing rates on our notes.

Additional Risks Applicable to CPI-linked Notes

If we issue notes with an interest rate that is determined in accordance with a formula that is linked to one or more indexes that measure inflation, such as the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (the “CPI”), your investment may be subject to additional risks, including the following:

Your interest rate is based on an index.

Your interest payments will be affected by changes in the CPI or such other applicable index specified in the pricing supplement, which changes result from the interaction of many factors over which we have no control. Such changes may be significant. For example, changes in the CPI are a function of the changes in specified consumer or other prices over time.

Historical changes to the applicable index are not necessarily indicative of future changes.

Movements in the CPI or such other applicable index specified in the pricing supplement that have occurred in the past are not necessarily indicative of changes that may occur in the future, which may be wider or more confined than those that have occurred historically. For example, the CPI is a measure of the average levels in consumer prices over time in a fixed market basket of goods and services. In calculating the CPI, price levels for the various items are averaged together with weights that represent their relative importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically to take into account changes in consumer expenditure patterns. Investors should not rely on any historical changes or trends in the CPI or such other applicable index specified in the pricing supplement as an indicator of future changes in the CPI or such other applicable index, respectively.

The interest rate on the notes may be less than the rate on comparable fixed or floating rate debt securities.

Because the long-term trend in CPI changes has been positive, the initial interest rate on CPI-linked notes may be below what would be paid, as of a current date, on comparable debt securities with a fixed or floating rate and similar maturity and credit quality to that of the notes. Even though the long-term trend in CPI changes has been positive, at any future date, the interest rate on the notes may be below what we would expect to pay as of such date if we issued non-callable senior debt securities with a fixed or floating rate and similar maturity to that of the notes.

Changes in the applicable index may not correlate with changes in other interest rate indexes.

Changes in the CPI or such other applicable index specified in the pricing supplement may bear little or no relationship to changes in interest rate indexes (such as those described in this prospectus supplement) that may be applicable to other floating rate notes. As a result, your interest rate may be below the interest rates payable on other otherwise comparable floating rate debt securities. In addition, the calculation of the CPI Adjustment Rate incorporates an approximate three-month lag, which will affect the amount of interest payable on the notes and may have an impact on the trading prices of the notes, particularly in periods of significant and rapid changes in the CPI.

The CPI itself or other applicable index and the way they are calculated may change in the future.

There can be no assurance that the Bureau of Labor Statistics will not change the method by which it calculates the CPI, or that the method used to calculate any other applicable index will not change. In addition, changes in the way the CPI or such other applicable index is calculated could reduce the level of the CPI or such other applicable index, respectively, and lower the interest payment with respect to the notes. Accordingly, the amount of interest, if any, payable on the notes, and therefore the value of the notes, may be significantly reduced. If the CPI or such other applicable index is substantially altered, a substitute index may be employed to calculate the interest payable on the notes, as described below. That substitution may adversely affect the value of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income before income taxes and fixed charges (excluding capitalized interest). Fixed charges include interest (whether capitalized or expensed), amortization of debt issuance costs and any discount or premium relating to any indebtedness (whether capitalized or expensed) and the portion of rent expense considered to represent interest.

The following table sets forth our consolidated ratio of earnings to fixed charges.

	Three Months Ended March 31,		Year Ended December 31,
	2007	2008	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges	10.4	7.4	12.1	12.5	13.5	12.5	1.6

DESCRIPTION OF NOTES

The notes we are offering by this prospectus supplement constitute a series of debt securities for purposes of the indenture. The notes will rank equally in all respects with all debt securities issued under the indenture. For a description of the indenture and the rights of the holders of debt securities under the indenture, including the notes, see “Description of the Debt Securities” in the accompanying prospectus.

The following description of the terms and conditions of the notes supplements, and to the extent inconsistent with replaces, the description of the general terms of the debt securities described in the accompanying prospectus. The terms and conditions described in this section will apply to each note unless the applicable pricing supplement states otherwise.

General

The notes will be senior notes, ranking equally with all of our other unsecured, unsubordinated debt. We will issue the notes only in the form of one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary, except as specified in “— Book-Entry System.” For more information on certificated and global securities, see “— Book-Entry System.”

We may offer from time to time up to $500,000,000 aggregate principal amount of notes on terms determined at the time of sale. The notes will mature nine months or more from the date of issue, as determined by the initial purchaser and agreed to by us. As of May 30, 2008, we had sold an aggregate principal amount of $267,429,000 of notes. Accordingly, we may offer and sell up to an additional aggregate principal amount of $232,571,000 of notes under this program.

The notes may be issued as original issue discount notes. An original issue discount note is a note, including any zero-coupon note, that is issued at more than a de minimis discount from the principal amount payable at maturity. Upon redemption, repayment or acceleration of the maturity of an original issue discount note, normally an amount less than its principal amount will be payable. For additional information regarding payments upon acceleration of the maturity of an original issue discount note and regarding the United States federal income tax consequences of original issue discount notes, see “— Payment of Principal and Interest” and “Certain United States Federal Income Tax Consequences — United States Holders — Interest and Original Issue Discount.” Original issue discount notes will be treated as original issue discount securities for purposes of the indenture.

The notes may be registered for transfer or exchange at the principal corporate trust office of The Bank of New York Trust Company, N.A., the trustee under the indenture, in New York, New York. The transfer or exchange of global securities will be effected as specified in “— Book-Entry System.”

The indenture does not limit our ability to incur debt (including secured debt) or to enter into sale and leaseback transactions, and does not include any financial covenants. In addition, the indenture does not contain any provision that would protect holders of the notes in the event of a highly leveraged or other transaction that may adversely affect our creditworthiness.

We may, from time to time, without the consent of the holders of any notes, reopen an issue of notes and issue additional notes with the same terms (including maturity and interest payment terms) as notes issued on an earlier date; provided that the additional notes shall be fungible with the notes for United States federal income tax purposes. After such additional notes are issued they will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement.

Payment of Principal and Interest

Payments of principal and interest, if any, at maturity will be made in immediately available funds, provided that the note is presented to the trustee in time for the trustee to make the payments in immediately available funds in accordance with its normal procedures. Payments of interest, other than interest payable at maturity, with respect to global securities will be paid in immediately available funds to the depositary or its nominee. See “— Book-Entry System.” Payments of interest, if any, with respect to any certificated note, other than amounts payable at maturity, will be paid by check mailed to the address of the person entitled to the payments as it appears in the security register.

Unless the applicable pricing supplement states otherwise, if we:

•	redeem any original issue discount note as described under “— Redemption and Repurchase,”

•	repay any original issue discount note at the option of the holder as described under “— Repayment at Option of Holder” and “— Repayment Upon Death,” or

•

if the principal of any original issue discount note is declared to be due and payable immediately as described in the accompanying prospectus under “Description of the Debt Securities — Events of Default,”

the amount of principal due and payable with respect to the original issue discount note shall be limited to the sum of:

•	the aggregate principal amount of such note multiplied by the issue price, expressed as a percentage of the aggregate principal amount, plus

•	the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, as applicable.

This accrual will be calculated using the “interest method,” computed in accordance with generally accepted accounting principles in effect on the date of redemption, repayment or declaration, as applicable.

Each note, other than a zero-coupon note, will bear interest from and including the date of issue, or in the case of notes issued upon registration of transfer or exchange from and including the most recent interest payment date to which interest on such note has been paid or duly provided for. Interest will be payable at the fixed rate per year, in the case of notes that bear interest at fixed rates, or pursuant to the applicable interest rate formula, in the case of floating rate notes, in each case as stated in such note and in the applicable pricing supplement until the principal of such note is paid or made available for payment. Interest will be payable on each interest payment date and at maturity. Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding each interest payment date; provided, however, that interest payable at maturity or upon redemption, repayment or declaration will be payable to the person to whom principal is payable. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner of such note on such next succeeding regular record date. The regular record date with respect to any interest payment date will be the date 15 calendar days (whether or not a business day) prior to the applicable interest payment date.

Fixed Rate Notes

In the case of fixed rate notes, unless the applicable pricing supplement states otherwise, interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The interest payment dates for a fixed rate note, other than a zero-coupon note, will be as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Fifteenth day of each calendar month, commencing in the first succeeding calendar month following the month in which the note is issued.

Quarterly	Fifteenth day of every third month, commencing in the third succeeding calendar month following the month in which the note is issued.

Semi-annual	Fifteenth day of every sixth month, commencing in the sixth succeeding calendar month following the month in which the note is issued.

Annual	Fifteenth day of every twelfth month, commencing in the twelfth succeeding calendar month following the month in which the note is issued.

If the interest payment date or the maturity for any fixed rate note falls on a day that is not a business day, the payment of principal and interest may be made on the next succeeding business day, and no additional interest on such payment shall accrue for the period from such interest payment date or maturity, as the case may be.

The interest rates on fixed rate notes may differ depending upon, among other things, prevailing market conditions and our credit rating at the time of issuance as well as the aggregate principal amount of notes issued in any single transaction. Although we may change the interest rates and other variable terms of the notes from time to time, no change will affect any note already issued or as to which we have accepted an offer to purchase.

Floating Rate Notes

Interest on floating rate notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include:

•	the CD Rate;

•	the Commercial Paper Rate;

•	the CMS Rate;

•	the CMT Rate;

•	the CPI Adjustment Rate (See “—Additional Terms for Notes with an Interest Rate based on CPI”);

•	the Eleventh District Cost of Funds Rate;

•	EURIBOR;

•	the Federal Funds Rate;

•	LIBOR;

•	the Prime Rate;

•	the Treasury Rate; or

•	any other Interest Rate Basis or interest rate formula as may be specified in the applicable pricing supplement.

The applicable pricing supplement will specify certain terms of the particular floating rate notes, including:

•	whether the note that bears interest at floating rates is:

•	a “Regular Floating Rate Note;”

•	an “Inverse Floating Rate Note;” or

•	a “Floating Rate/Fixed Rate Note,” and if the note is a Floating Rate/Fixed Rate Note:

•	the Fixed Rate Commencement Date, if applicable;

•	Fixed Interest Rate, if applicable;

•	Interest Rate Basis or Bases;

•	Initial Interest Rate, if any;

•	Interest Reset Dates;

•	Interest Payment Dates;

•	Index Maturity;

•	Maximum Interest Rate and/or Minimum Interest Rate, if any;

•	Spread and/or Spread Multiplier; or

•	if one or more of the applicable Interest Rate Bases is LIBOR, the Index Currency and Designated LIBOR Page.

The rate derived from the applicable Interest Rate Basis will be determined in accordance with the related provisions below. The interest rate in effect on each day will be based on:

•	if that day is an Interest Reset Date, the rate determined as of the Interest Determination Date (as defined below) immediately preceding that Interest Reset Date; or

•	if that day is not an Interest Reset Date, the rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

The “Spread” is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the related Interest Rate Basis or Bases applicable to floating rate notes. The “Spread Multiplier” is the percentage specified in the applicable pricing supplement of the related Interest Rate Basis or Bases applicable to floating rate notes by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate. The “Index Maturity” is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

Regular Floating Rate Notes

Unless floating rate notes are designated as Floating Rate/Fixed Rate Notes or as Inverse Floating Rate Notes, or as having an addendum attached or having other/additional provisions apply, in each case relating to a different interest rate formula, such floating rate notes will be Regular Floating Rate Notes and will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	multiplied by the applicable Spread Multiplier, if any; and/or

•	plus or minus the applicable Spread, if any.

Commencing on the first Interest Reset Date, as specified in the relevant pricing supplement, the rate at which interest on Regular Floating Rate Notes is payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate specified in the relevant pricing supplement.

Floating Rate/Fixed Rate Notes

If floating rate notes are designated as Floating Rate/Fixed Rate Notes, such floating rate notes will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases, except as described below or in the applicable pricing supplement:

•	multiplied by the applicable Spread Multiplier, if any; and/or

•	plus or minus the applicable Spread, if any.

Commencing on the first Interest Reset Date, the rate at which interest on Floating Rate/Fixed Rate Notes is payable will be reset as of each Interest Reset Date; provided, however, that:

•	the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate, as specified in the relevant pricing supplement; and

•

the interest rate in effect commencing on the Fixed Rate Commencement Date to maturity will be the Fixed Interest Rate, if specified in the applicable pricing supplement, or, if no Fixed Interest Rate is specified in the applicable pricing supplement, the interest rate in effect for the Notes on the day immediately preceding the Fixed Rate Commencement Date.

Inverse Floating Rate Notes

If a floating rate note is designated as an “Inverse Floating Rate Note,” then, except as described below or in the applicable pricing supplement, it will bear interest equal to the Fixed Interest Rate specified in the related pricing supplement minus the rate determined by reference to the Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any; and/or

•	multiplied by the applicable Spread Multiplier, if any.

The interest rate on an Inverse Floating Rate Note will not be less than zero unless specified otherwise in the applicable pricing supplement. The interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate specified in the pricing supplement. Beginning on the first Interest Reset Date, the rate at which interest on an Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date.

Interest Reset Dates

The applicable pricing supplement will specify the dates on which the rate of interest on floating rate notes will be reset (each, an “Interest Reset Date”), and the period from and including the most recent Interest Reset Date (or from and including the date of issue in the case of the first Interest Reset Date) to but excluding the next succeeding Interest Reset Date for which accrued interest is being calculated or the maturity, as the case may be, will be the “Interest Calculation Period.” Unless otherwise specified in the pricing supplement, the Interest Reset Dates for floating rate notes will be as follows:

Interest Reset Frequency	Interest Reset Dates
Daily	Each Business Day.

Weekly	Wednesday of each week, with the exception of weekly reset floating rate notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week.

Monthly	The third Wednesday of each month, with the exception of monthly reset floating rate notes as to which the Eleventh District Cost of Funds Rate Notes is an applicable Interest Rate Basis, which will reset on the first calendar day of each month.

Quarterly	The third Wednesday of March, June, September and December of each year.

Semi-annually	The third Wednesday of the two months specified in the applicable pricing supplement.

Annually	The third Wednesday of the month specified in the applicable pricing supplement.

provided, however, that, with respect to any Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. Unless otherwise specified in the applicable pricing supplement, if any Interest Reset Date for floating rate notes would otherwise be a day that is not a Business Day, the particular Interest Reset Date will be postponed to the next succeeding Business Day, except that, in the case of floating rate notes as to which LIBOR or EURIBOR is an applicable Interest Rate Basis if that Business Day falls in the next succeeding calendar month, then the particular Interest Reset Date will be the immediately preceding Business Day.

Interest Determination Dates

The interest rate applicable to each Interest Calculation Period commencing on the related Interest Reset Date will be determined by reference to the applicable Interest Rate Basis as of the particular “Interest Determination Date,” which will be:

•	with respect to the CD Rate and the Commercial Paper Rate — the second Business Day immediately preceding the applicable Interest Reset Date;

•	with respect to the Prime Rate — the Business Day immediately preceding the applicable Interest Reset Date;

•	with respect to the CMT Rate and the CMS Rate — the second U.S. Government Securities Business Day immediately preceding the applicable Interest Reset Date;

•

with respect to the Eleventh District Cost of Funds Rate — the last Business Day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below under “Eleventh District Cost of Funds Rate;”

•	with respect to the Federal Funds Rate — the applicable Interest Reset Date;

•	with respect to the CPI Adjustment Rate — the fifth Business Day preceding the applicable Interest Reset Date;

•	with respect to LIBOR — the second London Banking Day preceding the applicable Interest Reset Date;

•	with respect to EURIBOR, the second TARGET Business Day immediately preceding the applicable Interest Determination Date; and

•

with respect to the Treasury Rate — the day in the week in which the related Interest Reset Date falls on which day Treasury Bills are normally auctioned (i.e., Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday) or if no auction is held for a particular week, the first Business Day of that week; provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the Interest Determination Date will be such preceding Friday; provided, further, that if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

The Interest Determination Date pertaining to floating rate notes, the interest rate of which is determined with reference to two or more Interest Rate Bases, will be the latest Business Day which is at least two Business Days before the related Interest Reset Date for the applicable note that bears interest at floating rates on which each Interest Reset Basis is determinable.

As used in this prospectus supplement, “Business Day” means:

1.	for notes for which neither LIBOR, EURIBOR, the CMT Rate nor the CMS Rate is an applicable Interest Rate Basis: any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York (a “New York Business Day”);

2.	for notes for which LIBOR is an applicable Interest Rate Basis: a day that is both (x) a day on which commercial banks are open for business, including dealings in the designated Index Currency (as defined below), in London (a “London Banking Day”) and (y) a New York Business Day;

3.	for notes for which the CMT Rate or the CMS Rate is an applicable Interest Rate Basis: any day except for a Saturday, Sunday or a day on which the Securities Industry and the Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities (a “U.S. Government Securities Business Day”); and

4.	for notes for which EURIBOR is an applicable Interest Rate Basis: a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system is open (a “TARGET Business Day”).

Calculation Dates

Unless otherwise specified in the applicable pricing supplement, the Calculation Agent will be The Bank of New York Trust Company, N.A. The interest rate applicable to each Interest Calculation Period will be determined by the Calculation Agent on or prior to the Calculation Date (as defined below). Upon request of the registered holder of floating rate notes, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Calculation Date with respect to the particular floating rate notes. The “Calculation Date”, if applicable, pertaining to any Interest Determination Date will be the earlier of:

•	the tenth calendar day after the particular Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day; or

•	the Business Day immediately preceding the applicable Interest Payment Date or the maturity date, as the case may be.

Maximum and Minimum Interest Rates

Notes that bear interest at floating rates may also have either or both of the following if specified in the applicable pricing supplement:

•	a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any Interest Calculation Period (a “Maximum Interest Rate”); and

•	a minimum numerical limitation, or floor, on the rate at which interest may accrue during any Interest Calculation Period (a “Minimum Interest Rate”).

In addition to any Maximum Interest Rate that may apply to floating rate notes, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Interest Payments

Unless otherwise specified in the applicable pricing supplement, interest on each note that bears interest at floating rates will be payable on the dates set forth below (each, an “Interest Payment Date” with respect to such floating rate notes). Unless otherwise specified in the applicable pricing supplement, the Interest Payment Dates for floating rate notes will be as follows:

Interest Reset Frequency	Interest Payment Date
Daily, weekly or monthly	Fifteenth day of each calendar month, commencing in the first succeeding calendar month following the month in which the note is issued.

Quarterly	Fifteenth day of every third month, commencing in the third succeeding calendar month following the month in which the note is issued.

Semi-annually	Fifteenth day of every sixth month, commencing in the sixth succeeding calendar month following the month in which the note is issued.

Annually	Fifteenth day of every twelfth month, commencing in the twelfth succeeding calendar month following the month in which the note is issued.

In addition, the maturity date will also be an Interest Payment Date. If any Interest Payment Date other than the maturity date for any floating rate notes would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of floating rate notes as to which LIBOR or EURIBOR is an applicable Interest Rate Basis, if that Business Day falls in the next succeeding calendar month, the particular Interest Payment Date will be the immediately preceding Business Day. If the maturity date of a note that bears interest at floating rates falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and interest or other amounts on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

All percentages resulting from any calculation on floating rate notes, except for notes that bear interest at the CPI Adjustment Rate and unless otherwise specified in the applicable pricing supplement, will be rounded to the nearest thousandth of a percentage point, with five one ten-thousandths of a percentage point rounded upwards. For example, 9.8765% (or .098765) would be rounded to 9.877% (or .09877). All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent, with one half cent rounded upwards.

Except as specified otherwise in the applicable pricing supplement, each floating rate note will accrue interest on an “Actual/360” basis, an “Actual/Actual” basis, or a “30/360” basis, in each case from the period from the Original Issue Date to the date of maturity, unless otherwise specified in the applicable pricing supplement. If no interest basis is specified in the applicable pricing supplement, interest on floating rate notes will be paid on an “Actual/360” basis. For floating rate notes calculated on an Actual/360 basis and Actual/Actual basis, accrued interest for each Interest Calculation Period, as defined below, will be calculated by multiplying:

(1)	the face amount of the floating rate note by

(2)	the applicable interest rate and by

(3)	the actual number of days in the related Interest Calculation Period and dividing the resulting product by 360 or 365, as applicable; or with respect to an Actual/Actual basis floating rate note, if any portion of the related Interest Calculation Period falls in a leap year, the product of (1) and (2) above will be multiplied by the sum of:

•	the actual number of days in that portion of the related Interest Calculation Period falling in a leap year divided by 366, and

•	the actual number of days in that portion of the related Interest Calculation Period falling in a non-leap year divided by 365.

For floating rate notes calculated on a 30/360 basis, accrued interest for an Interest Calculation Period will be computed on the basis of a 360-day year of twelve 30-day months, irrespective of how many days are actually in the Interest Calculation Period. Unless specified otherwise in the applicable pricing supplement, for floating rate notes that accrue interest on a 30/360 basis, if any Interest Payment Date or the maturity falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after the Interest Payment Date or maturity, as the case may be.

Unless specified otherwise in the applicable pricing supplement, interest with respect to notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in the same manner as if only one of the applicable Interest Rate Bases applied.

The Calculation Agent shall determine the rate derived from each Interest Rate Basis in accordance with the following provisions.

CD Rate

“CD Rate” means, from the date of issue to the first Interest Reset Date, the Initial Interest Rate, if any, and thereafter:

(1)	the rate on the particular Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) (as defined below) under the caption “CDs (secondary market)”; or

(2)	if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date for negotiable United States dollar certificates of deposit of the particular Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update (as defined below), or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “CDs (secondary market)”; or

(3)	if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Purchasing Agent and its affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money market banks for negotiable United States certificates of deposit with a remaining maturity closest to the particular Index Maturity in an amount that is representative for a single transaction in that market at that time; or

(4)	if the dealers so selected by the Calculation Agent are not quoting as described in clause (3), the CD Rate in effect on the particular Interest Determination Date; provided that if no CD Rate is then in effect, the interest rate for the next Interest Calculation Period will be the Initial Interest Rate.

“H.15(519)” means the weekly statistical release published by the Board of Governors of the Federal Reserve System and available on their website at www.federalreserve.gov/releases/h15/update/h15upd.htm, or any successor site or publication.

“H.15 Daily Update” means the daily update of H.15(519), published by the Board of Governors of the Federal Reserve System and available on their website at www.federalreserve.gov/releases/h15/update/h15upd.htm, or any successor site or publication.

Commercial Paper Rate

“Commercial Paper Rate” means, from the date of issue to the first Interest Reset Date, the Initial Interest Rate, if any, and thereafter:

(1)	the Money Market Yield (as defined below) on the particular Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Commercial Paper — Nonfinancial”; or

(2)	if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Money Market Yield of the rate on the particular Interest Determination Date for commercial paper having the particular Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper — Nonfinancial”; or

(3)	if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on that Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York (which may include the Purchasing Agent and its affiliates) selected by the Calculation Agent for commercial paper having the particular Index Maturity placed for industrial issuers whose bond rating is “Aa”, or the equivalent, from a nationally recognized securities rating organization; or

(4)	if the dealers so selected by the Calculation Agent are not quoting as described in clause (3), the Commercial Paper Rate in effect on the particular Interest Determination Date; provided that if no Commercial Paper Rate is then in effect, the interest rate for the next Interest Calculation Period will be the Initial Interest Rate.

“Money Market Yield” means a yield (expressed as a percentage rounded upward to the nearest thousandth of a percentage point) calculated in accordance with the following formula:

Money Market Yield =	D X 360	X 100
360 – (D X M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the applicable Interest Calculation Period.

CMS Rate

“CMS Rate” means, from the date of issue to the first Interest Reset Date, the Initial Interest Rate, if any, and thereafter the rate on the applicable Interest Determination Date for U.S. dollar swaps having the Index Maturity specified in the applicable pricing supplement, expressed as a percentage, which appears on the Reuters Screen ISDAFIX3 Page as of 3:00 p.m., New York City time.

The following procedures will be followed if the CMS Rate cannot be determined as described above:

(1)	The CMS Rate on the applicable Interest Determination Date will be a percentage determined on the basis of the mid-market semi-annual swap rate quotations provided by the three leading primary United States government securities dealers in The City of New York (each, a “Reference Dealer”) which may include the Purchasing Agent and its affiliates selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent after eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, at approximately 11:00 a.m., New York City time, and, for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the Index Maturity specified in the applicable pricing supplement commencing on the Interest Reset Date and in a principal amount that is representative for a single transaction in that market at that time, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months.

(2)	If fewer than three Reference Dealers selected by the Calculation Agent are quoting as mentioned in clause (1) above, the CMS Rate will be the rate in effect on the applicable Interest Determination Date.

CMT Rate

“CMT Rate” means from the date of issue to the first Interest Reset Date, the Initial Interest Rate, if any, and thereafter:

•

if “Reuters Page FRBCMT” is specified in the applicable pricing supplement, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the Designated CMT Maturity Index specified in the applicable pricing supplement as published in H.15(519) opposite the caption “Treasury constant maturities”, as the yield is displayed on Reuters (or any successor service) on page FRBCMT (or any other page as may replace such page on such service), on the Interest Determination Date.

The following procedures will be followed if the CMT Rate does not appear on the Reuters Page FRBCMT as described above:

(1)	then the CMT Rate for the applicable Interest Determination Date will be the percentage equal to the yield for United States Treasury securities at “constant maturity” having the particular Designated CMT Maturity Index and for the particular Interest Determination Date as published in H.15(519) opposite the caption “Treasury constant maturities”.

(2)	If the rate referred to in clause (1) does not appear in H.15(519), the rate on the particular Interest Determination Date for the period of the particular Designated CMT Maturity Index as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate which would otherwise have been published in H.15(519).

(3)	If the rate referred to in clause (2) above is not so published, on the related Calculation Date, then the CMT Rate for the applicable Interest Determination Date will be calculated by the Calculation Agent as a yield to maturity, based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of the Reference Dealers which may include the Purchasing Agent and its affiliates selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the United States Treasury securities with an original maturity equal to the particular Designated CMT Maturity Index, a remaining term to maturity no more than one year shorter than the Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in such securities in that market at that time.

(4)	If three or four and not five of the Reference Dealers are quoting as referred to in clause (3) above, then the CMT Rate for the applicable Interest Determination Date will be calculated by the Calculation Agent as the arithmetic mean of the bid prices obtained and neither the highest nor lowest of the quotes will be eliminated.

(5)	If the Calculation Agent cannot obtain three applicable quotations as referred to in clause (4) above, the CMT Rate for the applicable Interest Determination Date will be calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent after eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest for United States Treasury securities with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in that market at that time.

(6)	If three or four and not five of the Reference Dealers are quoting as referred to in clause (5) above, then the CMT Rate for the applicable Interest Determination Date will be calculated by the Calculation Agent as the arithmetic mean of the bid prices obtained and neither the highest nor lowest of the quotes will be eliminated.

(7)	If fewer than three Reference Dealers selected by the Calculation Agent are quoting as mentioned in clause (5) above, the CMT Rate will be the rate in effect on the applicable Interest Determination Date.

(8)	If two United States Treasury securities with an original maturity greater than the Designated CMT Maturity Index have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotations for the United States Treasury securities with the shorter original remaining term to maturity will be used.

•

if the “Reuters Page FEDCMT” is specified in the applicable pricing supplement, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the Designated CMT Maturity Index, as published in H.15(519) opposite the caption “Treasury constant maturities”, as the yield displayed on Reuters on page FEDCMT (or any other page as may replace such page on such service), for the week or one-month, as applicable, ended immediately preceding the week or month, as applicable, in which such Interest Determination Date falls.

The following procedures will be followed if the CMT Rate does not appear on Reuters Page FEDCMT as described above:

(1)	then the CMT Rate for the applicable Interest Determination Date will be the percentage equal to the one-week or one-month, as applicable, average yield for United States Treasury securities at “constant maturity” having the particular Designated CMT Maturity Index for the week or the month, as applicable, preceding such Interest Determination Date as published in H.15(519) opposite the caption “Treasury constant maturities”.

(2)	If the rate referred to in clause (1) does not appear in H.15(519), the one-week or one-month, as applicable, average yield for United States Treasury securities at “constant maturity” having the particular Designated CMT Maturity Index as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such Interest Determination Date falls.

(3)

If the rate referred to in clause (2) above is not so published, on the related Calculation Date, then the CMT Rate for the applicable Interest Determination Date will be calculated by the Calculation Agent as a yield to maturity, based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers, selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the United States Treasury securities with an original maturity equal to the particular Designated CMT Maturity Index, a remaining term to maturity no more than one year shorter than the Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in such securities in that market at that time.

(4)	If three or four and not five of the Reference Dealers are quoting as referred to in clause (3) above, then the CMT Rate for the applicable Interest Determination Date will be calculated by the Calculation Agent as the arithmetic mean of the bid prices obtained and neither the highest nor lowest of the quotes will be eliminated.

(5)	If the Calculation Agent cannot obtain three applicable Treasury Note quotations as referred to in clause (4) above, the CMT Rate for the applicable Interest Determination Date will be calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent after eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in that market at that time.

(6)	If three or four and not five of the Reference Dealers are quoting as referred to in clause (5) above, then the CMT Rate for the applicable Interest Determination Date will be calculated by the Calculation Agent as the arithmetic mean of the bid prices obtained and neither the highest nor lowest of the quotes will be eliminated.

(7)	If fewer than three Reference Dealers selected by the Calculation Agent are quoting as mentioned in clause (5) above, the CMT Rate will be the rate in effect on the applicable Interest Determination Date.

(8)	If two United States Treasury securities with an original maturity greater than the Designated CMT Maturity Index have remaining terms to maturity equally close to the Designated CMT Maturity Index, quotations for the United States Treasury securities with the shorter original remaining term to maturity will be used.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities, either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated.

Eleventh District Cost of Funds Rate

“Eleventh District Cost of Funds Rate” means from the date of issue to the first Interest Reset Date, the Initial Interest Rate, if any, and thereafter, the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the applicable Interest Determination Date falls as set forth under the caption “11th Dist COFI” on the display on Reuters or any successor service on Reuters page COFI/ARMS or any other page as may replace the specified page on that service (“Reuters Page COFI/ARMS”) as of 11:00 A.M., San Francisco time, on the applicable Interest Determination Date.

The following procedures will be followed if the Eleventh District Cost of Funds Rate cannot be determined as described above:

(1)	If the Eleventh District Cost of Funds Rate does not appear on Reuters Page COFI/ARMS on the applicable Interest Determination Date, the Eleventh District Cost of Funds Rate for the applicable Interest Determination Date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced, or the “Index”, by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding the applicable Interest Determination Date.

(2)	If the Federal Home Loan Bank of San Francisco fails to announce the Index on or before the applicable Interest Determination Date for the calendar month immediately preceding the applicable Interest Determination Date, then the Eleventh District Cost of Funds Rate for the applicable Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on the applicable Interest Determination Date.

EURIBOR

“EURIBOR” means from the date of issue to the first Interest Reset Date, the Initial Interest Rate, if any, and thereafter, the rate for deposits in euro as sponsored, calculated and published jointly by the European Banking Federation and ACI The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, having the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Determination Date, as that rate appears on Reuters on page EURIBOR01 or any other page as may replace such page on such service as of 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date.

The following procedure will be followed if EURIBOR cannot be determined as described above:

(1)	EURIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., Brussels time, on such Interest Determination Date, at which deposits of the following kind are offered to prime banks in the Euro-zone interbank market by the principal Euro-zone office of each of four major reference banks (which may include the Purchasing Agent or its affiliates) in the Euro-zone interbank market, as selected by the Calculation Agent: euro deposits having such Index Maturity, beginning on such Interest Reset Date, and in a principal amount not less than the equivalent of U.S.1,000,000 in euros that is representative for a single transaction in euro in such market at such time. The Calculation Agent will request that the principal Euro-zone office of each of these banks provide a quotation of its rate. If at least two quotations are provided, EURIBOR for such Interest Determination Date will be the arithmetic mean of the quotations.

(2)	If fewer than two quotations are provided as described above, EURIBOR for such Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading Euro-zone banks quoted, at approximately 11:00 a.m., Brussels time on that Interest Determination Date, by four major banks (which may include the Purchasing Agent or its affiliates) in the Euro-zone selected by the Calculation Agent: loans of euro having such Index Maturity, beginning on such Interest Reset Date, and in a principal amount not less than the equivalent of U.S.1,000,000 in euros that is representative for a single transaction in euro in such market at such time.

(3)	If the banks selected by the Calculation Agent are not quoting as described in clause (2) above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

“Euro-zone” means the region comprised of member states of the European Union that have adopted the single currency in accordance with the Treaty on European Union signed at Maastricht on February 7, 1992.

Federal Funds Rate

“Federal Funds Rate” means, from the date of issue to the first Interest Reset Date, the Initial Interest Rate, if any, and thereafter:

(1)	the rate with respect to such Interest Determination Date for United States dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Reuters or any successor service on Reuters Page FEDFUNDS1 or any other page as may replace the specified page on that service (“Reuters Page FEDFUNDS1”) with the heading “EFFECT”; or

(2)	if the rate referred to in clause (1) does not so appear on Reuters Page FEDFUNDS1 or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate with respect to such Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”; or

(3)	if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate with respect to such Interest Determination Date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include the Purchasing Agent and its affiliates), selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following such Interest Determination Date; or

(4)	if the brokers so selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate in effect on the particular Interest Determination Date; provided that if no Federal Funds Rate is then in effect, the interest rate for the next Interest Calculation Period will be the Initial Interest Rate.

LIBOR

(1) “LIBOR” means, from the date of issue to the first Interest Reset Date, the Initial Interest Rate, if any, and thereafter: the rate for deposits in the Index Currency for a period of the Index Maturity specified in such pricing supplement, as the case may be, commencing on the applicable Interest Reset Date, that appears on the Designated LIBOR Page (as defined below) as of 11:00 A.M., London time, on such Interest Determination Date; or

(2) if no rate appears on the Designated LIBOR Page as specified in clause (1) above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include the Purchasing Agent and its affiliates) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in the Index Currency in market at such time. If at least two such quotations are so provided, then LIBOR on such Interest Determination Date will be the arithmetic mean of such quotations;

(3) if fewer than two offered quotations referred to in clause (2) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on the particular Interest Determination Date by three major banks (which may include the Purchasing Agent and its affiliates), in that Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the particular Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the Index Currency in that market at that time; or

(4) if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (3), LIBOR in effect on the particular Interest Determination Date; provided that if no LIBOR is then in effect, the interest rate for the next Interest Calculation Period will be the Initial Interest Rate.

“Index Currency” means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

“Designated LIBOR Page” means the display on Reuters on page LIBOR01 or LIBOR02, as specified in the applicable pricing supplement, or any other page as may replace such page on such service, for the purpose of displaying the London interbank rates of major banks (which may include the Purchasing Agent and its affiliates) for the Index Currency.

“Principal Financial Center” means (i) the capital city of the country issuing the Index Currency, or (ii) the capital city of the country to which the Index Currency, if applicable, relates, except, in each case, that with respect to the U.S. Dollars, Australian Dollars, Canadian Dollars, Euro, New Zealand Dollars, South African Rand and Swiss Francs, the “Principal Financial Center” shall be The City of New York.

Prime Rate

“Prime Rate” means, from the date of issue to the first Interest Reset Date, the Initial Interest Rate, if any, and thereafter:

(1)	the rate on the particular Interest Determination Date as published in H.15(519) under the caption “Bank Prime Loan”; or

(2)	if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan”; or

(3)	if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page (as defined below) as the applicable bank’s prime rate or base lending rate as of 11:00 A.M., New York City time, on that Interest Determination Date; or

(4)	if fewer than four rates referred to in clause (3) are so published by 3:00 p.m., New York City time, on the related Calculation Date, the rate calculated by the Calculation Agent as the particular Interest Determination Date as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that Interest Determination Date by three major banks (which may include the Purchasing Agent and its affiliates) in The City of New York selected by the Calculation Agent; or

(5)	if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (4), the Prime Rate in effect on the particular Interest Determination Date; provided that if no Prime Rate is then in effect, the interest rate for the next Interest Calculation Period will be the Initial Interest Rate.

“Reuters Screen US PRIME 1 Page” means the display on the Reuter Monitor Money Rates Service (or any successor service) on the “US PRIME 1” page (or any other page as may replace that page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate

“Treasury Rate” means, from the date of issue to the first Interest Reset Date, the Initial Interest Rate, if any, and thereafter:

(1)	the rate from the auction held on the Treasury Rate Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable pricing supplement under the caption “INVEST RATE” on the display on Reuters or any successor service on Reuters Page USAUCTION10 or any other page as may replace that page on that service (“Reuters Page USAUCTION10”) or Reuters Page USAUCTION11 or any other page as may replace that page on that service (“Reuters Page USAUCTION11”); or

(2)	if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the auction rate of such Treasury Bills as announced by the U.S. Department of the Treasury; or

(3)	if the rate referred to in clause (2) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption ‘U.S. Government Securities/Treasury Bills/Secondary Market’; or

(4)	if the rate referred to in clause (3) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption ‘U.S. Government Securities/Treasury Bills/Secondary Market’; or

(5)	if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Interest Determination Date, of three primary United States government securities dealers (which may include the Purchasing Agent and its affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement; or

(6)	if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (5), the Treasury Rate in effect on the particular Interest Determination Date; provided that if no Treasury Rate is then in effect, the interest rate for the next Interest Calculation Period will be the Initial Interest Rate. “Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =	D X N	X 100
360 – (D X M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Calculation Period.

Additional Terms for Notes with an Interest Rate Based on CPI

Base Rate

If the interest rate basis for the notes is the CPI Adjustment Rate (as defined below), the interest rate will be based on the percentage change in the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (the “CPI”), published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (“BLS”), and will be calculated as described below, unless otherwise specified in the applicable pricing supplement. The CPI Adjustment Rate may be a positive or negative rate in any interest payment period. The CPI is a measure of the average levels in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services, and drugs. In calculating the index, price levels for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for the notes is the 1982-1984 average.

Computation of Interest

Unless otherwise specified in the applicable pricing supplement, the CPI Adjustment Rate for each Interest Calculation Period is determined as of each Interest Determination Date using the following formula:

•	(CPIt-CPIt-12)/CPIt-12 where:

•	CPIt is the Current Index Level of the CPI (as defined below under “ — The CPI”), as published on Bloomberg CPURNSA; and

•	CPIt-12 is the Index Level of CPI for the month 12 months prior to the CPIt.

Unless otherwise specified in the applicable pricing supplement, all percentages resulting from any calculation on notes with an interest rate based on CPI are rounded to the nearest one hundredth of a percentage point, with five one-thousandths of a percentage point rounded upwards.

The CPI

CPIt for each Interest Payment Date is the CPI for the second calendar month prior to the applicable Interest Determination Date, as published and reported in the calendar month immediately prior to such Interest Determination Date.

Calculation of Interest Rate on notes with an interest rate based on CPI

Unless otherwise specified in the applicable pricing supplement, the CPI Adjustment Rate determined on an Interest Determination Date will be used to calculate the interest rate effective on the next Interest Reset Date. For all periods on and after the initial Interest Reset Date, the interest rate is equal to the CPI Adjustment Rate times the Spread Multiplier, if any, and plus the fixed Spread, if any. The Spread Multiplier and the Spread shall be set forth in the applicable pricing supplement. The resulting interest rate is credited under the note, unless a higher Minimum Rate or a lower Maximum Rate is also specified in the pricing supplement. The Spread Multiplier may be less than 100%. A fixed Spread can be negative.

Determination of the CPI

If the CPI is not reported on Bloomberg CPURNSA for a particular month by 3:00 PM on an Interest Determination Date, but has otherwise been published by the BLS, the Calculation Agent will determine the CPI as published by the BLS for such month using such other source as on its face, and after consultation with us, appears to accurately set forth the CPI as published by the BLS. If the CPI has not been discontinued but has not been reported on Bloomberg CPURNSA or published by BLS for a particular month by 3:00 PM on an Interest Determination Date, CPI for such date shall be the CPI for the immediately preceding Interest Determination Date.

If, while the notes are outstanding, the CPI is discontinued or, if in the opinion of the BLS, as evidenced by a public release, and if concurred with by us, substantially altered, the applicable substitute index for the notes will be that chosen by the Secretary of the Treasury for the Department of Treasury’s Inflation- Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997). If no such securities are outstanding, the substitute index for the notes will be determined by the Calculation Agent in consultation with us in accordance with general market practice at the time, provided that the procedure for determining the resulting interest rate is administratively acceptable to the Calculation Agent.

In calculating CPIt and CPIt-12 the Calculation Agent will use the most recently available value of the Current Index Level of the CPI for any month, determined as described above on the applicable Interest Determination Date, even if such value has been adjusted from a prior reported value for the relevant month. However, if a value of CPIt and CPIt-12 used by the Calculation Agent on any Interest Determination Date to determine the interest rate on the notes (an “Initial CPI”) is subsequently revised by the BLS, the Calculation Agent will continue to use the Initial CPI, and the interest rate determined will not be revised. If the CPI is rebased to a different year or period, the base reference period for the notes will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

We expect CPI-linked notes described above to be treated as “variable rate debt instruments” for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations — United States Holders — Interest and Original Issue Discount.”

Redemption and Repurchase

Unless the applicable pricing supplement states otherwise, we may not redeem the notes prior to maturity. The notes will not be subject to any sinking fund. If, however, the applicable pricing supplement provides that we may redeem the notes prior to maturity, it will also specify the redemption dates and prices. If applicable, notes may be redeemed in whole or in part from time to time only upon not less than 30 nor more than 60 days’ notice.

We may at any time purchase notes at any price in the open market or otherwise. Notes we purchase in this manner may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Repayment at Option of Holder

Unless the applicable pricing supplement states otherwise, notes will not be repayable at the option of the holder. If the applicable pricing supplement provides that the notes will be repayable at the option of the holder, it will also specify the repayment dates and prices.

In order for a note to be repaid, the trustee must receive, at the principal corporate trust office of the trustee in New York, New York, at least 30 but not more than 45 days’ notice of the holder’s exercise of its repayment option. Once this notice is delivered, the holder may not revoke its exercise of the repayment option. A holder may exercise the repayment option for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment is an authorized denomination.

The depositary or its nominee will be the holder of global securities and therefore will be the only entity that can exercise a right to repayment, if any. In order to ensure that the depositary or its nominee will timely exercise such right to repayment, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in such global security to notify the depositary of its desire to exercise the right to repayment. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a global security in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the depositary.

Repayment Upon Death

If the pricing supplement relating to a note so states, the holder of the note will have the right to require us to repay a note prior to its maturity date upon the death of the beneficial owner of the note as described below. We call this right the “survivor’s option.”

Upon exercise of the survivor’s option, we will, at our option, either repay or purchase any note properly delivered for repayment by or on behalf of the person that has authority to act on behalf of the deceased beneficial owner of the note at a price equal to the sum of:

•	100% of the principal amount of such note (or, for zero-coupon notes, the amortized face amount for zero-coupon notes on the date of such repayment), and

•	accrued and unpaid interest, if any, to the date of such repayment, subject to the following limitations.

The survivor’s option may not be exercised until at least 12 months following the date of original issue of the applicable notes. In addition, we may limit the aggregate principal amount of notes as to which the survivor’s option may be exercised as follows:

•

In any calendar year, we may limit the aggregate principal amount to the greater of 1% of the outstanding aggregate principal amount of the notes as of December 31 of the most recently completed year or $1,000,000. We call this limitation the “annual put limitation.”

•	For any individual deceased beneficial owner of notes, we may limit the aggregate principal amount to $200,000 for any calendar year. We call this limitation the “individual put limitation.”

We will not make principal repayments pursuant to the exercise of the survivor’s option in amounts that are less than $1,000. If the limitations described above would result in the partial repayment of any note, the principal amount of the note remaining outstanding after repayment must be at least $1,000.

Each note delivered pursuant to a valid exercise of the survivor’s option will be accepted promptly in the order all such notes are delivered, unless the acceptance of that note would contravene the annual put limitation or the individual put limitation. If, as of the end of any calendar year, the aggregate principal amount of notes that have been accepted pursuant to exercise of the survivor’s option during that year has not exceeded the annual put limitation for that year, any notes not accepted during that calendar year because of the individual put limitation will be accepted in the order all such notes were delivered, to the extent that any such acceptance would not trigger the annual put limitation for such calendar year.

Any note accepted for repayment pursuant to exercise of the survivor’s option will be repaid no later than the first January 15 or June 15 to occur at least 20 calendar days after the date of acceptance. If that date is not a business day, payment will be made on the next succeeding business day. For example, if the acceptance date for notes delivered pursuant to the survivor’s option was April 1, 2008, we would be obligated to repay those notes by June 15, 2008. Each note delivered for repayment that is not accepted in any calendar year due to the application of the annual put limitation will be deemed to be delivered in the following calendar year in the order in which all such notes were originally delivered, unless any such note is withdrawn by the representative for the deceased beneficial owner prior to its repayment. Other than as described in the immediately preceding sentence, notes delivered upon exercise of the survivor’s option may not be withdrawn.

In the event that a note delivered for repayment pursuant to valid exercise of the survivor’s option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder that states the reason that the note has not been accepted for repayment. Following receipt of such notice from the trustee, the representative for the deceased beneficial owner may withdraw any such note and the exercise of the survivor’s option.

Subject to the foregoing, in order to validly exercise a survivor’s option, the trustee must receive from the representative of the deceased beneficial owner:

•

a written request for repayment signed by the representative, with the signature guaranteed by a member firm of a registered national securities exchange or a commercial bank or trust company having an office or correspondent in the United States;

•	delivery of the note to be repaid;

•

appropriate evidence satisfactory to the trustee that the representative has authority to act on behalf of the deceased beneficial owner, the death of such beneficial owner has occurred and the deceased was the beneficial owner of the note at the time of death;

•	if applicable, a properly executed assignment or endorsement; and

•

if the beneficial interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from such nominee attesting to the deceased’s ownership of a beneficial interest in the note.

Subject to the annual put limitation and the individual put limitation, all questions as to the eligibility or validity of any exercise of the survivor’s option will be determined by the trustee in its sole discretion. The trustee’s determination will be final and binding on all parties.

The death of a person owning a note in joint tenancy or tenancy by the entirety will be deemed the death of the beneficial owner of the note, and the entire principal amount of the note so held will be subject to the survivor’s option. The death of a person owning a note by tenancy in common will be deemed the death of the beneficial owner of a note only with respect to the deceased holder’s interest in the note so held by tenancy in common. However, if a note is held by husband and wife as tenants in common, the death of either will be deemed the death of the beneficial owner of the note, and the entire principal amount of the note so held will be subject to the survivor’s option. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note will be deemed the death of the beneficial owner for purposes of the survivor’s option, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the trustee. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interest in the note during his or her lifetime.

In the case of repayment pursuant to the exercise of the survivor’s option, for notes represented by a global security, the depositary or its nominee will be the holder of such note and therefore will be the only entity that can exercise the survivor’s option for such note. To obtain repayment pursuant to exercise of the survivor’s option with respect to a note represented by a global security, the representative must provide to the broker or other entity through which the beneficial interest in the note is held by the deceased owner:

•

a written request for repayment signed by the representative, with the signature guaranteed by a member firm of a registered national securities exchange or a commercial bank or trust company having an office or correspondent in the United States;

•

appropriate evidence satisfactory to the trustee that the representative has authority to act on behalf of the deceased beneficial owner, the death of the beneficial owner has occurred and the deceased was the owner of a beneficial interest in the note at the time of death; and

•	instructions to the broker or other entity to notify the depositary of its desire to obtain repayment pursuant to exercise of the survivor’s option.

The broker or other entity will provide to the trustee:

•

a written request for repayment signed by the representative, with the signature guaranteed by a member firm of a registered national securities exchange or a commercial bank or trust company having an office or correspondent in the United States;

•

appropriate evidence satisfactory to the trustee that the representative has authority to act on behalf of the deceased beneficial owner, the death of the beneficial owner has occurred and the deceased was the owner of a beneficial interest in the note at the time of death; and

•	a certificate satisfactory to the trustee from the broker or other entity stating that it represents the deceased beneficial owner.

The broker or other entity will be responsible for disbursing any payments it receives pursuant to exercise of the survivor’s option to the appropriate representative. See “— Book-Entry System.”

We have attached as Annex A to this prospectus supplement the forms to be used by a representative to exercise the survivor’s option on behalf of a deceased beneficial owner of a note. In addition, a representative may obtain these forms from The Bank of New York Trust Company, N.A., the trustee, at ATTN: Survivor Option Department DM-DL4-10, 101 Barclay Street, 8W, New York, New York 10286, or call 1-800-275-2048, during normal business hours.

Book-Entry System

Upon issuance, all notes having the same original issuance date, interest rate and stated maturity and other terms, if any, will be represented by a single global security. Each global security will be deposited with or on behalf of the depositary, The Depository Trust Company, New York, New York, and registered in the name of the depositary’s nominee. Except as described below, global securities may be transferred, in whole and not in part, only by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary. So long as the depositary or its nominee is the registered owner of any global security, the depositary or its nominee will be considered the sole owner or holder of the note for all purposes under the indenture.

The depositary has advised the purchasing agent and us as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. “Direct participants” include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Access to the depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we refer to as “indirect participants.”

Purchases of interests in the global securities under the depositary’s system must be made by or through direct participants, which will receive a credit for such interests on the depositary’s records. The ownership interest of each beneficial owner is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except as described below.

To facilitate subsequent transfers, all global securities deposited by participants with the depositary are registered in the name of the depositary’s partnership nominee, Cede & Co. The deposit of global securities with the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the interests in the global securities; the depositary’s records reflect only the identity of the direct participants to whose accounts interests in the global securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. If less than all of the interests in a global security are being redeemed, the depositary’s practice is to determine by lot the amount of the interest of each direct participant in such global security to be redeemed.

Neither the depositary nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, the depositary mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts interests in the global securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the global securities will be made to the depositary. The depositary will then credit direct participants’ accounts on the payment date in accordance with their respective holdings shown on the depositary’s records unless the depositary has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the depositary, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the depositary is the responsibility of us or the trustee. Disbursement of such payments to direct participants is the responsibility of the depositary. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

The notes represented by one or more global securities are exchangeable for certificated notes of like tenor as such notes if:

•

the depositary for the global securities notifies us that it is unwilling or unable to continue as depositary for the global securities or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934,

•	we in our discretion at any time determine not to have all of the notes of the series represented by one or more global security or notes and notify the trustee of this determination, or

•	an event of default, as described in the accompanying prospectus, has occurred and is continuing with respect to the notes of a series.

Any note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated notes issuable in authorized denominations and registered in the names as the depositary holding such global securities directs. The authorized denominations of the notes will be $1,000 or any greater amount that is an integral multiple of $1,000. Subject to the foregoing, a global security is not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

The information in this section concerning the depositary and the depositary’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes by initial holders of the notes who purchase the notes at their “issue price” (determined as set forth below) and hold the notes as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all the tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules under United States federal income tax laws, such as financial institutions, insurance companies, tax-exempt entities, regulated investment companies, dealers in securities or currencies, traders in securities who elect to use a mark-to-market method of accounting for their securities holdings, persons holding notes as a hedge against currency risks or as a position in a

“straddle” for tax purposes, or U.S. Holders (as described below) whose functional currency is not the United States dollar. In addition, this discussion does not address the effect of any state, local or foreign tax laws or any United States federal estate, gift or alternative minimum tax considerations. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

This discussion is based on the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial pronouncements, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

The tax consequences to a partner in a partnership (or other entity treated as a partnership for United States federal income tax purposes) that owns notes depend in part on the status of the partner and the activities of the partnership. Such persons should consult their tax advisors regarding the tax consequences of any purchase, ownership or disposition of notes by the partnership in which they are partners.

Because the exact pricing and other terms of the notes will vary, no assurance can be given that the considerations described below will apply to a particular issuance of the notes.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States,

•

a corporation, including an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate, the income of which is subject to United States federal income tax regardless of its source, or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the last bullet above, to the extent provided in the Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be so treated, also shall be considered U.S. Holders.

As used herein, the term “non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder and not a partnership for United States federal income tax purposes.

United States Holders

Interest and Original Issue Discount

Except as described below, each U.S. Holder of a note generally will be required to include payments of stated interest as ordinary interest income in accordance with such U.S. Holder’s regular method of accounting for United States federal income tax purposes.

In general, if the “issue price” (as described below) of a note is less than such note’s “stated redemption price at maturity” (as described below) by more than a de minimis amount, a U.S. Holder will be considered to have purchased such note with original issue discount (“OID”) for United States federal income tax purposes. A U.S. Holder who acquires a note with OID will be required to accrue OID on such note on a constant yield basis and include such accruals in gross income, regardless of such U.S. Holder’s regular method of tax accounting and whether or not such U.S. Holder will have received any cash payment on the note. In general, the de minimis amount is equal to  1/4 of 1 percent of the note’s stated redemption price at maturity, multiplied by the number of complete years to maturity from the issue date (or, in the case of a note providing for the payment prior to maturity of any amount other than qualified stated interest (as described below), multiplied by the weighted average maturity of such note).

The “issue price” of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold, ignoring for this purpose sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “stated redemption price at maturity” of a note generally means the sum of all payments to be made on the note other than payments of qualified stated interest. “Qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or, in the case of a variable rate debt instrument (as defined below), at a single qualified floating rate or a single objective rate (as such terms are defined below).

In general, the amount of OID included in income by the initial U.S. Holder of a note is the sum of the daily portions of OID with respect to such note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such note. The “daily portion” of OID on note is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. An “accrual period” may be of any length and the accrual periods may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The applicable Treasury Regulations contain certain rules that generally allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of OID allocable to the final accrual period equal the excess of the amount payable at the maturity of the note (other than any payment of qualified stated interest) over the note’s adjusted issue price as of the beginning of such final accrual period. The amount of OID allocable to each accrual period is generally equal to the difference between:

•

the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and

•	the amount of any qualified stated interest payments allocable to such accrual period.

The “adjusted issue price” of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

Any amount not treated as OID because it is de minimis generally must be included in income (generally as gain from the sale of a note) as principal payments are received in the proportion that each such payment bears to the original principal amount of the note. Special rules apply to notes with a fixed maturity of one year or less. See below under “ —Short-Term Notes.”

In the case of a variable rate debt instrument where the stated interest is based upon a single qualified floating rate or a single objective rate (each as defined below) and the interest is unconditionally payable at least annually, all the interest will be qualified stated interest. The amount of OID, if any, that accrues during an accrual period is generally determined by assuming that the variable rate is a fixed rate and applying the general OID rules applicable to fixed-rate debt instruments described above. If a note is a variable rate debt instrument but interest is payable at a rate other than a single qualified floating rate or a single objective rate, special rules apply that are not discussed in this document.

A “variable rate debt instrument” is a debt instrument that (i) has an issue price that does not exceed the total noncontingent principal payments by more than an amount equal to the lesser of (a) 0.015 multiplied by the product of such total noncontingent principal payments and the number of complete years to maturity of the instrument or (b) 15 percent of the total noncontingent principal payments, (ii) provides for stated interest (compounded or paid at least annually) at the current value of (A) one or more qualified floating rates, (B) a single fixed rate and one or more qualified floating rates, (C) a single objective rate, or (D) a single fixed rate and a single objective rate that is a qualified inverse floating rate, and (iii), except as described in (i) above, does not provide for any principal payments that are contingent. The current value of a rate is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

A “qualified floating rate” is generally a floating rate under which variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which a debt instrument is denominated. A multiple of a qualified floating rate is not a qualified floating rate unless the relevant multiplier is (i) fixed at a number that is greater than 0.65 but not more than 1.35 or (ii) fixed at a number that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. A variable rate is not considered a qualified floating rate if the variable rate is subject to a cap, floor, governor (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or similar restriction that is reasonably expected as of the issue date to cause the yield on the note to be significantly more or less than the expected yield determined without the restriction (other than a cap, floor, governor or similar restriction that is fixed throughout the term of the note).

An “objective rate” is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information, provided, however, that an objective rate will not include a rate based on information that is within the control of the issuer (or certain related parties of the issuer) or that is unique to the circumstances of the issuer (or certain related parties of the issuer), such as dividends, profits or the value of the issuer’s stock. A “qualified inverse floating rate” is an objective rate (x) that is equal to a fixed rate minus a qualified floating rate and (y) the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding any caps, floors, governor or similar restrictions that would not, as described above, cause a rate to fail to be a qualified floating rate). Notwithstanding the first sentence of this paragraph, a rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the note’s term. The Internal Revenue Service (the “IRS”) may designate rates other than those specified above that will be treated as objective rates. As of the date of this prospectus supplement, no other rates have been designated.

If interest on a note is stated at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate. A fixed rate and a variable rate will be conclusively presumed to meet the requirements of the preceding sentence if the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 0.25 percentage points (25 basis points).

If a floating rate note does not qualify as a variable rate debt instrument, or if a fixed rate note provides for contingent payments, such note may constitute a “contingent payment debt instrument.” Interest payable on a contingent payment debt instrument is not treated as qualified stated interest. Special rules applicable to contingent rate debt instruments will be described in the relevant pricing supplement.

Acquisition Premium

A U.S. Holder who purchases a note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the note at an “acquisition premium.” Under the acquisition premium rules, the amount of OID which such U.S. Holder must include in its gross income with respect to such note for any taxable year or portion thereof in which the U.S. Holder holds the note will be reduced, but not below zero, by the portion of the acquisition premium properly allocable to the period.

Optional Redemption

In the case of certain notes, we may have a “call option” to redeem the notes prior to their stated maturity, or the holders of the notes may have a “put option” to receive repayment prior to maturity. Notes containing such features may be subject to rules that differ from the general rules discussed above. For purposes of accruing OID, a call option exercisable by us or a put option exercisable by a holder will be presumed to be exercised if, by utilizing any date on which the note may be redeemed or repaid as its maturity date and the amount payable on that date in accordance with the terms of the note (the “redemption price”) as its stated redemption price at maturity, the yield on the note is:

•	in the case of a call option exercisable by us, lower than its yield to maturity, or

•	in the case of a put option exercisable by a holder, greater than its yield to maturity.

If such an option is not in fact exercised when presumed to be, the note will be treated, solely for purposes of accruing OID, as if it were redeemed, and a new note issued, on the presumed exercise date for an amount equal to its adjusted issue price on that date. Investors intending to purchase notes with such features should consult their own tax advisors, since the OID consequences will depend, in part, on the particular terms and features of the purchased notes.

Election to Treat All Interest as Original Issue Discount

U.S. Holders may generally, upon election, include in income all interest, including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium (discussed below) or acquisition premium, that accrues on a debt instrument by using the constant yield method applicable to OID, subject to certain limitations and exceptions. This election applies only to the note for which it is made and cannot be revoked without the consent of the IRS. A U.S. Holder considering such an election should consult a tax advisor.

Short-Term Notes

Notes that have a fixed maturity of one year or less will be treated as having been issued with OID. In general, an individual or other cash method U.S. Holder is not required to accrue such OID unless the U.S. Holder elects to do so. If such an election is made, it will apply to all short-term obligations acquired by the U.S. Holder on or after the first day of the first taxable year in which the election is made, and such election may be revoked only with the consent of the IRS. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the note will be ordinary income to the extent of the OID accrued on a straight-line basis, or upon election, under the constant yield method based on daily compounding, through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue OID on a short-term note on a straight-line basis unless an election is made to accrue the OID under a constant yield method, based on daily compounding.

Market Discount

If a U.S. Holder purchases a note (other than a note with OID) at original issue for an amount that is less than its issue price, such U.S. Holder will be treated as having purchased such note at a “market discount,” unless such market discount is less than a specified de minimis amount.

Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment or, in the case of a note with OID, any payment that does not constitute qualified stated interest on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

•	the amount of such payment or realized gain or

•	the market discount which has not previously been included in income and which is treated as having accrued on such note at the time of such payment or disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects (as described below) to accrue market discount on a constant yield basis.

A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues on either a ratable or constant yield basis, in which case the rules described above regarding the treatment as ordinary income of gain realized upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium

If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. In the case of a note that may be optionally redeemed prior to maturity, however, the amount of amortizable bond premium is determined by substituting the first date on which the debt instrument may be redeemed (the “redemption date”) for the maturity date and the applicable redemption price on the redemption date for the amount payable at maturity if the result would increase the holder’s yield to maturity (i.e., result in a smaller amount of amortizable bond premium properly allocable to the period before the redemption date). If the issuer does not in fact exercise its right to redeem the note on the applicable redemption date, the note will be treated (for purposes of the amortizable bond premium rules) as having matured and then as having been reissued for the holder’s “adjusted acquisition price,” which is an amount equal to the holder’s basis in the debt instrument (as determined under Treasury Regulations governing amortizable bond premium), less the sum of:

•	any amortizable bond premium allocable to prior accrual periods and

•	any payments previously made on the note other than payments of qualified stated interest.

The note deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which it is redeemable.

A U.S. Holder must make an election to amortize bond premium on a debt instrument. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies, and may be revoked only with the consent of the IRS. In general, a holder amortizes bond premium by offsetting the qualified stated interest allocable to an accrual period with the bond premium allocable to the accrual period, which is determined under a constant yield method. If the bond premium allocable to an accrual period exceeds the qualified stated interest allocable to such period, the excess is treated by the holder as a bond premium deduction. The bond premium deduction for each accrual period is limited to the amount by which the holder’s total interest inclusions on the debt instrument in prior accrual periods exceed the total amount treated by such holder as a bond premium deduction on the debt instrument in prior accrual periods. Any amounts not deductible in an accrual period may be carried forward to the next accrual period and treated as bond premium allocable to that period.

Disposition of a Note

Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement, other than amounts representing accrued and unpaid interest (which will be treated as such), and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal such U.S. Holder’s initial investment in the note increased by any OID included in income and accrued market discount, if any, if the U.S. Holder has included such market discount in income, and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note. Subject to the market discount rules described above, such gain or loss generally will be long-term capital gain or loss if the note is held for more than one year. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Information Reporting and Backup Withholding

In the case of U.S. Holders, information reporting on IRS Form 1099 generally will apply to payments of principal, premium, if any, and interest (including original issue discount, if any) on the notes and the proceeds received upon the sale or other disposition of notes. In addition, U.S. Holders may be subject to backup withholding with respect to these payments. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to these information reporting and backup withholding requirements. In general, unless an exemption applies, backup withholding will apply to a U.S. Holder who fails to certify, under penalties of perjury, that the U.S. Holder has provided a correct taxpayer identification number and that the IRS has not notified the U.S. Holder that he or she is subject to backup withholding.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders

A non-U.S. Holder generally will not be subject to United States federal income taxes on payments of principal, premium, if any, or interest, including OID, if any, on a note, unless such non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote, is a controlled foreign corporation related to us through stock ownership or is a bank receiving interest under the circumstances described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the non-U.S. Holder must provide a statement that:

•	is signed by the beneficial owner of the note under penalties of perjury,

•	certifies that such owner is not a U.S. Holder, and

•	provides the name and address of the beneficial owner.

The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the beneficial owner must inform the withholding agent of any change in the information on the statement within 30 days of such change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the withholding agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8BEN or the substitute form provided by the beneficial owner to the organization or institution.

Notwithstanding the foregoing, a non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest income that is effectively connected with a U.S. trade or business of the non-U.S. Holder, except to the extent that an applicable tax treaty provides otherwise. Under certain circumstances, effectively connected interest income of a corporate non-U.S. Holder may be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, a lower treaty rate). Even though effectively connected interest income is subject to U.S. federal income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. Holder properly delivers IRS Form W-8ECI to the payor.

Generally, a non-U.S. Holder will not be subject to United States federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, provided (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder and (ii) the non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of such retirement or disposition, and certain other conditions are met. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

The notes will not be includable in the estate of a non-U.S. Holder unless at the time of death such individual actually or constructively owned 10% or more of the total combined voting power of all classes of our stock entitled to vote, or payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

In the case of non-U.S. Holders, backup withholding will not apply to payments of principal, premium, if any, and interest (including OID, if any) if the statement described above (i.e., IRS Form W-8BEN or a substantially similar form) is provided to the withholding agent or an exemption from withholding is otherwise established. Information reporting on IRS Form 1042-S, however, generally will apply to the interest (including OID, if any) paid to each non-U.S. Holder.

If a non-U.S. Holder sells notes at an office of a broker outside the United States, the proceeds of that sale will not be subject to backup withholding absent the broker’s actual knowledge or reason to know that the seller is a U.S. person. Information reporting (but not backup withholding) will apply, however, to a sale of notes effected at an office of a broker outside the United States if that broker is a U.S. person or has certain other connections to the United States, unless the broker has in its records documentary evidence that the seller is a non-U.S. Holder and other conditions are met or the seller otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

We are offering the notes on a continuing basis through Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the Purchasing Agent, who has agreed to use its reasonable best efforts to solicit offers to purchase the notes. We may also sell notes to the Purchasing Agent, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by the Purchasing Agent, or, if so specified in an applicable pricing supplement, on a fixed price basis.

We reserve the right to withdraw, cancel or modify the offer made by this prospectus supplement, without notice and may reject orders in whole or in part whether placed directly with us or through the Purchasing Agent. The Purchasing Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it. We will pay a commission to the Purchasing Agent for sales of notes on an agency basis ranging from 0.125% to 2.500% of the principal amount of the note, depending on the stated maturity of the note (or for a note with a stated maturity of more than 30 years, a commission as agreed upon by us and the Purchasing Agent at the time of sale) sold through the Purchasing Agent.

In addition, the Purchasing Agent may offer the notes it has purchased from us as principal to other dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with the purchase to the dealers. Unless otherwise specified in the pricing supplement, any note sold to the Purchasing Agent as principal will be purchased by the Purchasing Agent at a price equal to 100% of the principal amount of the notes less a commission agreed to by the Purchasing Agent and us and may be resold by the Purchasing Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, on a fixed price basis or at varying prices determined at the time of sale or may be resold to certain dealers as described above. After the initial public offering of notes to be resold to investors and other purchasers on a fixed price basis, the public offering price, concession and discount may be changed.

Unless otherwise specified in an applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds on the date of settlement.

The Purchasing Agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the Purchasing Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Purchasing Agent may be required to make in respect of these liabilities. We have agreed to reimburse the Purchasing Agent for certain expenses.

No note will have an established trading market when issued, and we have no current intention to list the notes on any securities exchange. A market for any particular tranche of notes may not develop. See “Risk Factors—We cannot assure you that a trading market for your notes will ever develop or be maintained” in this prospectus supplement. The Purchasing Agent may from time to time purchase and sell notes in the secondary market, but the Purchasing Agent is not obligated to do so. For these reasons, you should not assume that there will be a secondary market for your notes or, if there is a market, that it will be liquid. From time to time, the Purchasing Agent may make a market in the notes, but the Purchasing Agent is not obligated to do so, and may discontinue such activities at any time.

In connection with the offering of notes purchased by the Purchasing Agent as principal on a fixed price basis, the Purchasing Agent is permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the Purchasing Agent creates a short position in the notes in connection with the offering, i.e., if it sells notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, then the Purchasing Agent may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than in the absence of these purchases. The Purchasing Agent is not required to engage in these activities, and may end any of these activities at any time. Neither we nor the Purchasing Agent make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes of any particular tranche or in general.

In the ordinary course of their respective businesses, the Purchasing Agent and certain of its affiliates have engaged in the past, and may in the future engage, in investment banking and other commercial banking dealings and financial advisory services with us and our affiliates, including outstanding loan commitments to us and our affiliates, for which they have received customary fees and commissions.

We may enter into hedging transactions in connection with any particular issue of notes, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, the Purchasing Agent, underwriter or dealer, an affiliate of the Purchasing Agent, underwriter or dealer or an unrelated entity. We, the Purchasing Agent or other parties may receive compensation, trading gain or other benefits in connection with these transactions. We are not required to engage in any of these transactions. If we commence these transactions, we may discontinue them at any time. Counterparties to these hedging activities also may engage in market transactions involving the securities offered under this prospectus supplement.

VALIDITY OF NOTES

The validity of the notes will be passed upon for us by King & Spalding LLP, New York, New York, and for the purchasing agent by Gibson, Dunn & Crutcher LLP, New York, New York.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	Quarterly Report on Form 10-Q for the period ending March 31, 2008; and

(c)	Current Reports on Form 8-K filed January 9, 2008, January 15 2008, February 1, 2008, March 20, 2008, April 18, 2008 and May 28, 2008.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

United Parcel Service, Inc.
55 Glenlake Parkway, N.E.
Atlanta, Georgia 30328
Attention: Corporate Secretary
(404) 828-6000

ANNEX A

REPAYMENT ELECTION FORM

UNITED PARCEL SERVICE, INC.

UPS NOTES

CUSIP NUMBER

To: United Parcel Service, Inc.

The undersigned financial institution (the “Financial Institution”) represents the following:

•

The Financial Institution has received a request for repayment from the executor or other authorized representative (the “Authorized Representative”) of the deceased beneficial owner listed below (the “Deceased Beneficial Owner”) of              UPS Notes (CUSIP No.                     ) (the “Notes”).

•

At the time of his or her death, the Deceased Beneficial Owner owned Notes in the principal amount listed below, and the Financial Institution currently holds such Notes as a direct or indirect participant in The Depository Trust Company (the “Depositary”).

The Financial Institution agrees to the following terms:

•	The Financial Institution shall follow the instructions (the “Instructions”) accompanying this Repayment Election Form (the “Form”).

•

The Financial Institution shall make all records specified in the Instructions supporting the above representations available to United Parcel Service, Inc. (“UPS”) for inspection and review within five Business Days of UPS’s request.

•

If the Financial Institution or UPS, in either’s reasonable discretion, deems any of the records specified in the Instructions supporting the above representations unsatisfactory to substantiate a claim for repayment, the Financial Institution shall not be obligated to submit this Form, and UPS may deny repayment. If the Financial Institution cannot substantiate a claim for repayment, it shall notify UPS immediately.

•

Other than as described in the Prospectus Supplement in the limited situation involving tenders of notes that are not accepted during one calendar year as a result of the “annual put limitation,” repayment elections may not be withdrawn.

•

The Financial Institution agrees to indemnify and hold harmless UPS against and from any and all claims, liabilities, costs, losses, expenses, suits and damages resulting from the Financial Institution’s above representations and request for repayment on behalf of the Authorized Representative.

REPAYMENT ELECTION FORM

(1)
Name of Deceased Beneficial Owner

(2)
Date of Death

(3)
Name of Authorized Representative Requesting Repayment

(4)
Name of Financial Institution Requesting Repayment

(5)
Signature of Representative of Financial Institution Requesting Repayment

(6)
Principal Amount of Requested Repayment

(7)
Date of Election

(8)
Date Requested for Repayment

(9)	Financial Institution Representative:	(10)	Wire instructions for payment:
	Name:		Bank Name:
	Phone Number:		ABA Number:
	Fax Number:		Account Name:
	Mailing Address (no P.O. Boxes):		Account Number:
Reference (optional):

TO BE COMPLETED BY UPS:

(A)	Election Number*:
(B)	Delivery and Payment Date:
(C)	Principal Amount:
(D)	Accrued Interest:
(E)	Date of Receipt of Form by UPS:
(F)	Date of Acknowledgment by UPS:

*	To be assigned by UPS upon receipt of this Form. An acknowledgement, in the form of a copy of this document with the assigned Election Number, will be returned to the party and location designated on line (9) above.

INSTRUCTIONS FOR COMPLETING REPAYMENT ELECTION FORM

AND EXERCISING REPAYMENT OPTION

Capitalized terms used and not defined herein have the meanings defined in the accompanying Repayment Election Form.

1. Collect and retain for a period of at least three years (1) satisfactory evidence of the authority of the Authorized Representative, (2) satisfactory evidence of death of the Deceased Beneficial Owner, (3) satisfactory evidence that the Deceased Beneficial Owner beneficially owned, at the time of his or her death, the Notes being submitted for repayment, and (4) any necessary tax waivers. For purposes of determining whether UPS will deem Notes beneficially owned by an individual at the time of death, the following rules shall apply:

•

Notes beneficially owned by tenants by the entirety or joint tenants will be regarded as beneficially owned by a single owner. The death of a tenant by the entirety or joint tenant will be deemed the death of the beneficial owner, and the Notes beneficially owned will become eligible for repayment. The death of a person beneficially owning a Note by tenancy in common will be deemed the death of a holder of a Note only with respect to the deceased holder’s interest in the Note so held by tenancy in common, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the holder of the Note, and the entire principal amount of the Note so held will be eligible for repayment.

•

Notes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary’s interest in the trust (however, a trust’s beneficiaries collectively cannot be beneficial owners of more Notes than are owned by the trust). The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the Notes beneficially owned by the trust to the extent of that beneficiary’s interest in the trust. The death of an individual who was a tenant by the entirety or joint tenant in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder’s beneficial interest in the Note, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the beneficiary of the trust.

•

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interest in a Note will be deemed the death of the beneficial owner of that Note, regardless of the registration of ownership, if such beneficial interest can be established to the satisfaction of the Trustee. Such beneficial interest will exist in many cases of street name or nominee ownership, ownership by a trustee, ownership under the Uniform Gift to Minors Act and community property or other joint ownership arrangements between spouses. Beneficial interest will be evidenced by such factors as the power to sell or otherwise dispose of a Note, the right to receive the proceeds of sale or disposition and the right to receive interest and principal payments on a Note.

2. Indicate the name of the Deceased Beneficial Owner on line (1).

3. Indicate the date of death of the Deceased Beneficial Owner on line (2).

4. Indicate the name of the Authorized Representative requesting repayment on line (3).

5. Indicate the name of the Financial Institution requesting repayment on line (4).

6. Affix the authorized signature of the Financial Institution’s representative on line (5). THE SIGNATURE MUST BE MEDALLION SIGNATURE GUARANTEED.

7. Indicate the principal amount of Notes to be repaid on line (6).

8. Indicate the date this Form was completed on line (7).

9. Indicate the date of requested repayment on line (8). The date of requested repayment may not be earlier than the first January 15 or June 15 to occur at least 20 calendar days after the date of UPS’s acceptance of the Notes for repayment, unless such date is not a business day, in which case the date of requested payment may be no earlier than the next succeeding business day. For example, if the acceptance date for Notes tendered were April 1, 2008, the earliest repayment date you could elect would be June 15, 2008.

10. Indicate the name, mailing address (no P.O. boxes, please), telephone number and facsimile-transmission number of the party to whom the acknowledgment of this election may be sent on line (9).

11. Indicate the wire instruction for payment on line (10).

12. Leave lines (A), (B), (C), (D), (E) and (F) blank.

13. Mail or otherwise deliver an original copy of the completed Form to:

The Bank of New York Trust Company, N.A.
ATTN: Survivor Option Department DM-DL4-10
101 Barclay Street, 8-W
New York, New York 10286
Phone: 1-800-275-2048

FACSIMILE TRANSMISSIONS OF THE REPAYMENT ELECTION FORM

WILL NOT BE ACCEPTED.

14. If the acknowledgement of UPS’s receipt of this Form, including the assigned Election Number, is not received within 10 days of the date such information is sent to the Trustee, contact UPS Investor Relations at (404) 828-6059.

For assistance with the Form or any questions relating thereto, please contact UPS Investor Relations at (404) 828-6059.

PROSPECTUS

UNITED PARCEL SERVICE, INC.

DEBT SECURITIES

PREFERRED STOCK

CLASS B COMMON STOCK

WARRANTS

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

United Parcel Service, Inc.’s class B common stock is traded on the New York Stock Exchange under the trading symbol “UPS.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 30, 2007.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

DESCRIPTION OF UPS

We are the world’s largest package delivery company and a global leader in supply chain management. We were founded in 1907 as a private messenger and delivery service in Seattle, Washington. Today, we deliver packages each business day for 1.8 million shipping customers to 6.1 million consignees in over 200 countries and territories. In 2006, we delivered an average of 15.6 million pieces per day worldwide. In addition, our supply chain solutions capabilities are available to clients in over 175 countries and territories.

Total revenue in 2006 was over $47.5 billion. Although our primary business is the time-definite delivery of packages and documents, we have extended our capabilities in recent years to encompass the broader spectrum of services known as supply chain solutions, such as freight forwarding, customs brokerage, fulfillment, returns, financial transactions and even repairs. We are also a leading provider of less-than-truckload transportation services. We have established a global transportation infrastructure and a comprehensive portfolio of services and integrated solutions. We support these services with advanced operational and customer-facing technology. Our supply chain solutions provide visibility into moving inventory across the global supply chain.

Our principal executive office is located at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, telephone (404) 828-6000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s web site (http://www.sec.gov).

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until all the securities offered by this prospectus have been issued, as described in this prospectus; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	Annual Report on Form 10-K for the year ended December 31, 2006;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

(c)	Current Reports on Form 8-K filed January 12, 2007, March 7, 2007, August 30, 2007, October 1, 2007, October 18, 2007, October 23, 2007, October 30, 2007 and November 13, 2007; and

(d)	the description of UPS’s class B common stock, $.01 par value per share, set forth in the registration statement on Form 8-A filed on November 4, 1999 with the SEC pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

United Parcel Service, Inc.

55 Glenlake Parkway, N.E.

Atlanta, Georgia 30328

Attention: Investor Relations

(404) 828-6000

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of the document and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. The words “believes,” “expects,” “anticipates,” “we see,” and similar expressions are intended to identify forward-looking statements. These statements include statements regarding our intent, belief and current expectations about our strategic direction, prospects, future results and other matters. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties are discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006 and our subsequently filed Quarterly Reports on Form 10-Q, which filings are available from the SEC.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of any preferred stock we may issue, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income before income taxes and fixed charges (excluding capitalized interest). Fixed charges include interest (whether capitalized or expensed), amortization of debt issuance costs and any discount or premium relating to any indebtedness (whether capitalized or expensed) and the portion of rent expense considered to represent interest.

The following table sets forth our consolidated ratio of earnings to fixed charges.

	Nine Months Ended September 30, 2007	Year Ended December 31,
		2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	11.8	12.5	13.5	12.5	12.1	12.0

DESCRIPTION OF THE DEBT SECURITIES

Description of Debt Securities

We will issue the debt securities under an indenture, dated as of August 26, 2003, between us and The Bank of New York, N.A., as successor to Citibank, N.A., which acts as trustee. We have summarized the material provisions of the indenture below. The indenture has been filed as an exhibit to the registration statement on Form S-3 (No. 333-108272), filed with the SEC on August 27, 2003, and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the indenture. You can obtain copies of the indenture by following the directions described under the caption “Where You Can Find More Information.”

General

The indenture does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. The indenture also generally does not limit our ability to incur additional debt and does not contain financial or similar restrictive covenants. The debt securities will be unsecured and will rank equally with all of our other senior debt and senior to our subordinated debt, if any.

Unless we inform you otherwise in a prospectus supplement, the indenture does not contain any debt covenants or other provisions that would protect holders of the debt securities in the event we participate in a highly leveraged or other transaction that may adversely affect our creditworthiness.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the person or entity to whom any interest on the debt securities will be payable;

•

the date or dates on which the principal, premium, if any, or other form or type of consideration to be paid upon maturity on the debt securities, which we call the maturity consideration, will be payable or the method of determining maturity dates;

•

the rate or rates at which the debt securities will bear interest, if any, or any method by which the rate or rates will be determined, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the regular record date for any interest payable on any interest payment date;

•	the place or places where the principal, premium, if any, interest or other form or type of consideration to be paid upon maturity on the debt securities will be payable;

•	any redemption dates, prices, rights, obligations and restrictions on the debt securities;

•	any mandatory or optional sinking fund, purchase fund or similar provisions;

•	whether payments of principal of or any premium or interest will be determined by an index, formula or other method and the manner in which these amounts will be determined;

•	the currency or currency unit in which principal and interest will be paid if other than U.S. dollars and whether the holder may elect payment to be made in a different currency;

•	the portion of the principal amount of the debt securities payable upon the acceleration of the maturity of the debt securities if other than the full principal amount;

•

if the principal amount payable at the stated maturity of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount of the debt securities as of any such date for any purpose, including the principal amount of the debt securities that will be due and payable upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any date prior to the stated maturity;

•

whether the debt securities will be defeasible, in whole or any specified part, and whether some of our covenants will be defeasible and, if other than by a resolution of our board of directors or executive committee, the manner in which any election by us to defease the debt securities or covenants will be evidenced;

•	whether the debt securities will be issued in permanent global form and the circumstances under which the permanent global debt security may be exchanged;

•

whether, and the terms and conditions relating to when, we may satisfy some of our obligations with respect to the debt securities with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions by delivering to the holders securities (whether or not issued by, or the obligations of, us), cash or a combination of cash, securities and/or property;

•	any conversion or exchange provisions;

•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

•

any deletion of, addition to or change in the Events of Default and any change in the right of the trustee or the requisite holders of the debt securities to declare the principal amount due and payable;

•	any deletion of, addition to or change in the covenants that apply to the debt securities;

•	terms relating to the delivery of debt securities if they are to be issued upon the exercise of warrants;

•

whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons for any tax assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

•	additional terms with respect to book-entry procedures; and

•	any other material terms of the debt securities not specified in this prospectus. (Section 3.01)

We may sell the debt securities, including original issue discount securities, at a substantial discount below their principal amount. Original issue discount securities bear no interest or bear interest at below market rates. We may describe special United States federal income tax considerations, if any, applicable to the debt securities sold at an original issue discount in the applicable prospectus supplement. In addition, we may describe special United States federal income tax or other considerations, if any, applicable to the debt securities that are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, in the applicable prospectus supplement. We encourage you to consult with your own competent tax and financial advisors on the these important matters.

Form, Exchange And Transfer

Subject to the terms of the indenture and the limitations applicable to global securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any transfer agent we designate for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Registration of transfer or exchange will be effected by the security registrar or the transfer agent, as the case may be, when the security registrar or transfer agent is satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar. (Section 3.05)

We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 10.02)

If debt securities of any series are to be redeemed in part, we will not be required to:

•

issue, register the transfer of or exchange any debt security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt security that may be selected for redemption and ending at the close of business on the day of such mailing or

•	register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 3.05)

Payment And Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any Interest Payment Date will be made to the person in whose name the security, or one or more predecessor securities, is registered at the close of business on the Regular Record Date for payment of interest. (Section 3.07)

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium, maturity consideration and interest on the debt securities of a particular series (other than a global security) will be payable or deliverable at the office of the paying agent or paying agents as we may designate for that purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled to the payment as that address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments and deliveries with respect to debt securities of each series. Any other paying agents initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 10.02)

All consideration paid or delivered to a paying agent for the payment or delivery of the principal of or any premium, maturity consideration or interest on any debt security that remains unclaimed at the end of two years after such principal, premium, maturity consideration or interest has become due and payable or deliverable will be repaid to us, and the holder of the debt security thereafter, as an unsecured general creditor, may look only to us for payment or delivery thereof. (Section 10.03)

Book-Entry, Delivery and Form of Debt Securities

The debt securities will be issued in book-entry form through The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC.” DTC will act as securities depositary for the debt securities. The debt securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of

DTC. The debt securities will be accepted for clearance by DTC. Beneficial interests in the debt securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream. Owners of beneficial interests in the debt securities will receive all payments relating to their debt securities in U.S. dollars. One or more fully registered global security certificates, representing the aggregate principal amount of debt securities issued, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the debt securities, so long as the debt securities are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others, referred to as “indirect participants,” such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each beneficial owner of debt securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the trustee to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of debt securities other than DTC or its nominees will not be recognized by the registrar and transfer agent as registered holders of the debt securities entitled to the rights of holders thereof. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to debt securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the debt securities are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the debt securities will be printed and delivered to DTC. If an event of default with respect to the debt securities has occurred and is continuing, a holder may request that certificates for the debt securities be registered in such holder’s names.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all debt securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of debt securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the debt securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•

will not be considered to be owners or holders of the global security certificates or the debt securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of debt securities.

Payments with respect to debt securities represented by the global security certificates and all transfers and deliveries of debt securities will be made to DTC or its nominee, as the case may be, as the registered holder of the debt securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor any agent for us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of debt securities to pledge the debt securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the debt securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the indenture only at the direction of one or more participants to whose accounts with DTC the debt securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Distributions with respect to the debt securities of a series held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities of a series held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC’s participating organizations (“DTC Participants”), on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global security from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security related to a series of debt securities by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of us, any of the underwriters or the trustee will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into any other Person or convey, transfer or lease all or substantially all of our properties and assets substantially as an entirety to any Person unless:

1.	either we are the continuing corporation or the Person formed by any consolidation or into which we are merged or the Person that acquires by conveyance, transfer, or lease all or substantially all of our properties and assets shall be:

•	organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia; and

•	shall expressly assume all of our obligations under the debt securities and the indenture;

2.	immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

3.	we or such Person has delivered to the trustee an officer’s certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease complies with the applicable provisions of the indenture.

Upon any consolidation or merger or any conveyance, transfer or lease of all or substantially all of our properties and assets in accordance with these provisions, the successor Person formed by a consolidation, or into which we are merged or the successor Person to which any conveyance, transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of ours under the debt securities and the indenture with the same effect as if that successor had been named as us therein; and thereafter, except in the case of a lease, we shall be discharged from all obligations and covenants under the debt securities and indenture. (Sections 8.01 and 8.02)

Events of Default

The indenture defines an Event of Default with respect to any series of debt securities as any one of the following events:

1.	failure to pay any interest on the debt securities of that series when due, continued for 30 days;

2.	failure to pay any principal of or premium on the debt securities of that series when due, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise;

3.	failure to deposit any sinking fund payment when due on the debt securities of that series;

4.	failure to perform or the breach of any other covenant in the indenture applicable to the debt securities of that series, continued for 60 days after written notice as provided in the indenture; or

5.	certain events involving our bankruptcy, insolvency or reorganization. (Section 5.01)

If an Event of Default occurs and is continuing with respect to the debt securities of any series, other than an Event of Default referred to in clause (5) above, either the trustee or the holders of 25% in principal amount, or if the debt securities are not payable at maturity for a fixed principal amount, 25% of the aggregate issue price, of the outstanding debt securities of that series, each series acting as a separate class, may declare the principal of the debt securities of that series, or an other amount or property, as may be provided for in the debt securities of that series, to be due and payable. If an Event of Default described in clause (5) above with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series, or such other amount or property, as may be provided for in the debt securities of that series (or, in the case of any original issue discount security, such portion of the principal as may be specified in its terms) will automatically, and without any action by the trustee or any holder, become immediately due and payable. (Section 5.02). The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, on behalf of all holders of debt securities of the series, waive any past default under the indenture with respect to the debt securities of the series, except a default in the delivery or payment of the maturity consideration or interest on any debt security of the series, and default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series. (Section 5.13)

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or discretion of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. (Section 6.03) Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (Section 5.12)

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless

1.	the holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series,

2.	the holders of at least 25% in aggregate principal amount, or if the debt securities are not payable at maturity for a fixed principal amount, the aggregate issue price of the outstanding debt securities of that series, have made written request to the trustee to institute a proceeding as trustee,

3.	the holder or holders have offered to the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request, and

4.	the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount or, if the debt securities are not payable at maturity for a fixed principal amount, the aggregate issue price of the outstanding debt securities of that series, a direction inconsistent with the request, within 60 days after the notice, request and offer. (Section 5.07)

However, these limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of delivery or payment of the maturity consideration relating to, or interest on, the debt security on or after the applicable due date specified in the debt security. (Section 5.08)

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all known defaults. (Section 10.04)

Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions on a default.

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 13.02 of the indenture, relating to defeasance and discharge of indebtedness, or Section 13.03 of the indenture, relating to defeasance of certain restrictive covenants in the indenture, applied to the debt securities of any series, or to any specified part of a series. Defeasance refers to the discharge of some or all of our obligations under the indenture. (Section 13.01)

Defeasance and Discharge

The indenture provides that, upon our exercise of our option to have Section 13.02 of the indenture apply to any debt securities, we will be deemed to have been discharged from all obligations with respect to the debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold money for payment in trust) upon the deposit in trust for the benefit of the holders of the debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities on the respective Stated Maturities in accordance with the terms of the indenture and the debt securities. Defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that, we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in any case to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge were not to occur. (Sections 13.02 and 13.04)

Defeasance of Covenants

The indenture provides that, upon our exercise of our option to have Section 13.03 of the indenture apply to any debt securities, we may omit to comply with certain restrictive covenants, including those that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (4) (with respect to restrictive covenants) and under “Events of Default” and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an Event of Default, in each case with respect to the debt securities. In order to exercise this option, we will be required to deposit, in trust for the benefit of the holders of the debt securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities on the respective Stated Maturities in accordance with the terms of the indenture and the debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. In the event we exercised this option with respect to any debt securities and the debt securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the debt securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on the debt securities upon any acceleration resulting from the Event of Default. In that case, we would remain liable for the payments. (Sections 13.03 and 13.04)

Modification of the Indenture

The indenture provides that we and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to our covenants, adding additional Events of Default, establishing the form or terms of debt securities or curing ambiguities or inconsistencies in the indenture or making other provisions, provided that any action to cure ambiguities or inconsistencies not adversely affect the interests of the holders of any outstanding series of debt securities in any material respect. (Section 9.01)

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount or, if the debt securities are not payable at maturity for a fixed principal amount, the aggregate issue price, of the outstanding debt securities of each series affected thereby, except that no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

1.	change the stated maturity of the maturity consideration or any installment of maturity consideration or interest on, any debt security,

2.	reduce the principal amount of or reduce the amount or change the type of maturity consideration or reduce the rate of interest on, or any premium payable upon the redemption of, or the amount of maturity consideration of an original issue discount security or any other debt security that would be due and deliverable or payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default, of any debt security,

3.	change the place of payment where, or the coin or currency in which, any maturity consideration or interest on any debt security are deliverable or payable,

4.	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security,

5.	reduce the percentage in principal amount or aggregate issue price, as the case may be, of debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

6.	modify the requirements contained in the indenture for consent to or approval of certain matters except to increase any percentage for a consent or approval or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each debt security affected thereby. (Section 9.02)

A supplemental indenture that changes or eliminates any covenant or other provision of the indenture which has been expressly included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of debt securities of the series with respect to the covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series. (Section 9.02)

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all the debt securities of the series, waive compliance by us with certain restrictive provisions of the indenture. (Section 10.07)

Notices

Notices to holders of debt securities will be given by mail to the addresses of the holders as they may appear in the security register. (Section 1.07)

Title

We, the trustee and any agent of ours or the trustee’s may treat the Person in whose name a debt security is registered as the absolute owner of a debt security for the purpose of making payment and for all other purposes. (Section 3.08)

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 1.12)

Regarding The Trustee

The Bank of New York, N.A., as successor to Citibank, N.A., is the trustee under the indenture. We have other customary banking relationships with The Bank of New York in the ordinary course of business.

DESCRIPTION OF THE PREFERRED STOCK

The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

All of the terms of the preferred stock are, or will be, contained in our Restated Certificate of Incorporation and any resolutions which may be adopted by our board of directors relating to any series of the preferred stock, which will be filed with the SEC at or before the time we issue a series of the preferred stock.

We are authorized to issue up to 200,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, we have no shares of preferred stock outstanding. Subject to limitations prescribed by law, the board of directors is authorized at any time to:

•	issue one or more series of preferred stock;

•	determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

•	determine the number of shares in any series.

The board of directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series, the following information:

•	whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the dividend rate (or method for determining the rate);

•	the liquidation preference per share of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the voting rights of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

The preferred stock, when issued, will be fully paid and nonassessable.

Although it has no present intention to do so, our board of directors, without shareowner approval, may issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

DESCRIPTION OF THE COMMON STOCK

We are authorized to issue a total of 10,200,000,000 shares of common stock, of which:

•	4,600,000,000 are shares of class A common stock, par value $.01 per share, and

•	5,600,000,000 are shares of class B common stock, par value $.01 per share.

As of November 27, 2007, 356,045,650 shares of class A common stock were outstanding and 691,601,582 shares of class B common stock were outstanding.

We will issue only shares of class B common stock pursuant to this prospectus.

Generally, all shares of our common stock have the same relative rights, preferences and limitations, except as follows:

•	shares of class A common stock have 10 votes per share;

•	shares of class B common stock have one vote per share; and

•

shares of class A common stock may be converted at any time by the holder into an equal number of shares of class B common stock and, if transferred to certain transferees, are automatically converted into shares of class B common stock immediately upon transfer.

Our class B common stock is listed and traded on the New York Stock Exchange under the symbol “UPS.” There is no public market for our class A common stock.

Dividends may be paid on our common stock out of funds legally available for dividends, when and if declared by our board of directors. In the case of a distribution of our common stock, each class of common stock receives a distribution of only shares of the same class of common stock. For example, only shares of class B common stock may be distributed with respect to class B common stock.

Holders of our common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject, if any of our preferred stock is then outstanding, to any preferential rights of such preferred stock. Our common stock is not redeemable, has no subscription rights and does not entitle the holder to any preemptive rights.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE, BY-LAW PROVISIONS

AND DELAWARE LAW

Restated Certificate of Incorporation and By-Laws

Our Restated Certificate of Incorporation and By-Laws contain provisions that may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareowner might consider in its best interest. These provisions include:

•

restrictions on the voting power of any person or group who owns shares having more than 25% of our total voting power (such persons will be entitled to only 1/100 of a vote for each vote in excess of 25% of our voting power);

•	no shareowner action by written consent;

•	no shareowner ability to call a special meeting;

•	no cumulative voting;

•	our ability to issue preferred stock without any action on the part of the shareowners;

•	advance notice provisions that specify how and when a shareowner may bring business before an annual meeting;

•	indemnification of officers and directors and limitations on their liability; and

•

supermajority provisions: an 80% vote of our shareowners is required to amend the provisions of our Restated Certificate of Incorporation relating to the prohibition on shareowner action by written consent and the restrictions on the voting power of a shareowner that holds more than 25% of our voting power.

These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that this increased protection gives us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could improve their terms.

Delaware Business Combination Statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. Section 203 imposes restrictions which, under certain circumstances, may make it more difficult for an “interested stockholder”, as defined in Section 203, to effect various business combinations with us for a three year period from the time such person becomes an interested stockholder. Under Section 203, a corporation’s bylaws or certificate of incorporation may exclude a corporation from the restrictions imposed by Section 203. Neither our bylaws nor our certificate of incorporation contains such an exclusion.

DESCRIPTION OF THE WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or class B common stock. Warrants may be issued independently or together with our debt securities, preferred stock or class B common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. Federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to issue class B common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the class B common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of class B common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. Federal income tax considerations;

•	antidilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

LEGAL OPINIONS

The validity of the securities will be passed upon by King & Spalding LLP. Certain legal matters in connection with the securities will be passed upon for the underwriters by counsel to the underwriters.

EXPERTS

The consolidated financial statements of United Parcel Service, Inc. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated in this Prospectus by reference from United Parcel Service, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express (1) an unqualified opinion on the consolidated financial statements and include explanatory paragraphs relating to United Parcel Service Inc.’s adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” on January 1, 2006, and the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158 “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132(R))” on December 31, 2006), (2) an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$500,000,000

United Parcel Service, Inc.

UPS Notes

With Maturities of 9 Months or More from Date of Issue

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

May 30, 2008

©2008, United Parcel Service of America, Inc.